Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

DUKE ENERGY INDIANA, INC.

as Seller,

and

WABASH VALLEY POWER ASSOCIATION, INC.,

as Buyer

Dated as of December 1, 2006

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
1.1	Definitions
1.2	Construction
ARTICLE II PURCHASE AND SALE
2.1	Purchased Assets and the Gasification Real Property.
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Excluded Liabilities
ARTICLE III THE CLOSING
3.1	Closing
3.2	Payment of Purchase Price
3.3	Determination of Purchase Price.
3.4	Allocation of Purchase Price
3.5	Prorations.
3.6	Deliveries by Seller
3.7	Deliveries by Buyer
3.8	Emission Allowance Allocation.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER
4.1	Incorporation
4.2	Authority
4.3	Consents and Approvals; No Violation.
4.4	Title
4.5	Environmental Matters.
4.6	[Reserved].
4.7	Condemnation
4.8	Contracts.
4.9	Legal Proceedings
4.10	Other Permits.
4.11	Taxes.
4.12	Intellectual Property
4.13	Compliance with Laws
4.14	Disclaimers Regarding Purchased Assets and the Gasification Real Property
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER
5.1	Organization
5.2	Authority
5.3	Consents and Approvals; No Violation.

5.4	Availability of Funds
5.5	Legal Proceedings
5.6	No Knowledge of Seller’s Breach
5.7	Amended Site Lease
ARTICLE VI COVENANTS OF THE PARTIES
6.1	Conduct of Business Relating to the Purchased Assets and the Gasification Real Property
6.2	Access to Information.
6.3	Public Statements
6.4	Expenses
6.5	Further Assurances.
6.6	Governmental Authorizations.
6.7	Fees and Commissions
6.8	Tax Matters.
6.9	Advise of Changes.
6.10	Employees.
6.11	Risk of Loss.
6.12	Insurance
6.13	Use of Certain Names.
6.14	Emission Allowances
6.15	Emissions Budget Program Compliance.
6.16	Emissions Averaging
ARTICLE VII CONDITIONS
7.1	Conditions to Obligations of Buyer
7.2	Conditions to Obligations of Seller
ARTICLE VIII INDEMNIFICATION
8.1	Indemnification.
8.2	Defense of Claims.
8.3	Remediation Procedures and Standards.
8.4	Corrective Action Procedures and Standards.
ARTICLE IX TERMINATION
9.1	Termination
9.2	Procedure and Effect of Termination; Termination Fee.
ARTICLE X MISCELLANEOUS PROVISIONS
10.1	Amendments, etc.
10.2	Waivers
10.3	Survival.
10.4	Notices
10.5	Assignment; No Third Party Beneficiaries
10.6	GOVERNING LAW
10.7	Counterparts
10.8	Interpretation

10.9	Disclosure
10.10	Entire Agreement
10.11	Acknowledgment; Independent Due Diligence
10.12	Bulk Sales Laws
10.13	Dispute Resolution.

Schedules and Exhibits

Exhibits

Exhibit A Assignment and Assumption Agreement

Exhibit B Bill of Sale

Exhibit C Deed

Exhibit D Facilities Operation and Services Agreement

Exhibit E FIRPTA Affidavit

Exhibit F Memorandum of Facilities Operation and Services Agreement

Exhibit G Operation and Maintenance Agreement

Exhibit H Authorized Representation Agreement

Schedules

Schedule 1.1(51) Gasification Real Property

Schedule 1.1(65) Knowledge

Schedule 1.1(84) Permitted Encumbrances

Schedule 1.1(98) Seller’s Agreements

Schedule 1.1(108) Station Permits

Schedule 1.1 (110) Stormwater Pond Real Property

Schedule 1.1(123) Unit 1 Improvements

Schedule 1.1(124) Unit 1 Permits

Schedule 1.1(125) Unit 1 Real Property

Schedule 2.1(a)(iii) Tangible Personal Property and GSUs

Schedule 2.1(a)(xi) Intellectual Property

Schedule 2.2(n) Other Excluded Assets

Schedule 2.2(p) CF

Schedule 3.2 Net Book Value Calculation

Schedule 4.3(a)(i) Seller’s Required Third Party Consents

Schedule 4.3(b) Seller’s Required Regulatory Approvals

Schedule 4.5(a) Permits

Schedule 4.5(b) Violations; Claims

Schedule 4.5(c) Outstanding Judgments, Decrees or Judicial Orders

Schedule 4.7 Condemnation

Schedule 4.8(a) Material Contracts

Schedule 4.8(b) Contract Matters

Schedule 4.8(c) Default

Schedule 4.9 Legal Proceedings

Schedule 4.10(a) Permit Exceptions

Schedule 4.10(b) Other Permits

Schedule 4.11 Taxes

Schedule 4.12 Intellectual Property Matters

Schedule 5.3(a)(ii) Buyer’s Required Third Party Consents

Schedule 5.3(b) Buyer’s Required Regulatory Approvals

Schedule 6.1 Conduct of Business Relating to the Purchased Assets

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2006, by and between Duke Energy Indiana, Inc., an Indiana corporation (“Seller”), and Wabash Valley Power Association, Inc., an Indiana corporation (“Buyer”).  Seller and Buyer may be referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns the Wabash River Generating Station, consisting of six electric generating units with an aggregate name plate capacity (summer rating) of 928 megawatts (“MW”), together with ancillary properties, equipment and facilities, located near Terre Haute, in Vigo County, Indiana (the “Station”); and

WHEREAS, Buyer desires to purchase and assume, or cause to be purchased and assumed, and Seller desires to sell and assign, or cause to be sold and assigned Unit 1 (as defined below) of the Station, together with certain real property, assets, rights and liabilities ancillary thereto, upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, at the Closing (as defined below), the Parties intend to enter into the Operation and Maintenance Agreement, the Facilities Operation and Services Agreement and certain other agreements related to Unit 1.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Definitions.  As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

(1)             “Acquired Real Property” means, collectively, the Unit 1 Real Property, the Stormwater Pond Real Property and the Gasification Real Property.

(2)             “ADR” has the meaning set forth in Section 10.13(a).

(3)             “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(4)             “Agreement” has the meaning set forth in the Preamble.

(5)             “Amended Site Lease” means that certain Site Lease, dated August 23, 1993, between Seller and Destec Energy, Inc., as amended, supplemented, assigned, assumed and otherwise modified prior to the date hereof.

(6)             “Applicable Remedial Action Standard” means the most cost effective remediation standard in effect at the time of the Remediation allowed by applicable Environmental Law (considering initial capital costs, the present discounted value of anticipated future monitoring, operation and maintenance costs, and the cost and time of any required studies, risk assessments or other actions required to obtain approval of any particular remediation standard) and based, to the extent allowed by applicable Environmental Law, on either (i) remediation standards published by applicable Governmental Authorities based upon the use of the Acquired Real Property as of the Closing Date or (ii) site-specific remediation standards based upon the assessment of risks to human health and the environment, based upon the use of the Acquired Real Property as of the Closing Date.

(7)             “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer, substantially in the form of Exhibit A, to be delivered at the Closing, pursuant to which Seller shall assign the Seller’s Agreements and other Purchased Assets to Buyer as required in this Agreement and whereby Buyer shall assume the Seller’s Agreements and the other Assumed Liabilities.

(8)             “Assumed Liabilities” has the meaning set forth in Section 2.3.

(9)             “Base Purchase Price” has the meaning set forth in Section 3.2.

(10)           “Bill of Sale” means the Bill of Sale, substantially in the form of Exhibit B, to be delivered at the Closing, with respect to the Tangible Personal Property to be transferred to Buyer.

(11)           “Business Day” shall mean any day other than Saturday, Sunday and any day which is a day on which banking institutions in the

State of Indiana are authorized or required by law or other governmental action to close.

(12)           “Buyer” has the meaning set forth in the Preamble.

(13)           “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3(a).

(14)           “Buyer’s Indemnitee” has the meaning set forth in Section 8.1(b).

(15)           “Buyer-Related Party” means any of Buyer, any Affiliate of Buyer, Wabash River Energy Limited, any Affiliate of Wabash River Energy Limited and/or any predecessor entity of any of the foregoing.  The parties agree that as of the date hereof SGS is an Affiliate of Buyer.

(16)           “Buyer’s Required Regulatory Approvals” has the meaning set forth in Section 5.3(b).

(17)           “Buyer’s Required Third Party Consents” has the meaning set forth in Section 5.3(a).

(18)           “CERCLA” means the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(19)           “CF” has the meaning set forth in Section 2.2(p).

(20)           “Closing” has the meaning set forth in Section 3.1.

(21)           “Closing Credit” means the aggregate amount of funds, if any, provided by Buyer or any Affiliate thereof to, and actually received by, Seller prior to Closing, in each case upon the request of Seller, specifically for the purpose of defraying the cost of the HRSG Overhaul (it being understood that Buyer shall be responsible for paying or reimbursing Seller for 100% of the actual documented cost of the HRSG Overhaul) and payments by Buyer to Seller under a certain Agreement between Buyer and Seller, dated August 28, 2006, with respect to steam turbine repair prior to Closing (the “Steam Turbine Repair”).  Prior to the date hereof, Buyer has paid Seller $4,932,772.73 for the cost of the HRSG Overhaul and it is anticipated that between the date hereof and Closing Buyer will pay an additional $67,227.27 towards the HRSG Overhaul and Buyer has paid Seller zero dollars for the cost of the Steam Turbine Repair and it is anticipated that between the date hereof and Closing Buyer will pay an additional $4,500,000.00 towards the Steam Turbine Repair.

(22)           “Closing Date” has the meaning set forth in Section 3.1.

(23)           “COBRA” means Section 601-608 of ERISA, Section 4980B(f) of the Code, and any similar applicable state or other local insurance continuation law.

(24)           “Code” means the Internal Revenue Code of 1986, as amended.

(25)           “Combustion Turbine” means that certain syngas/natural gas combustion turbine located at the Station (General Electric Model 7FA Serial No. 296281) that also includes the HRSG, which can create steam for the Steam Turbine, the Evaporative Boiler, the Auxiliary Boiler and the Water Treatment Systems.

(26)           “Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties at the time of executing this Agreement and that do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

(27)           “Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 15, 2004, by and between Seller and Buyer, on behalf of itself and SGS.

(28)           “CPR” has the meaning set forth in Section 10.13(a).

(29)           “Deed” means a special warranty deed which conveys to Buyer title to the Acquired Real Property and which shall be in substantially the form attached hereto as Exhibit C.

(30)           “Direct Claim” has the meaning set forth in Section 8.2(c).

(31)           “Emission Allowances” means: (i) NOx Allowance; (ii) SO2 Allowance; or (iii) Mercury Allowance.

(32)           “Emissions Budget Program” means: (i) NOx Budget Program; (ii) SO2 Budget Program; and (iii) Mercury Budget Program.

(33)           “Encumbrances” means any mortgages, pledges, liens, claims, security interests, agreements, easements, restrictions, defects of title or encumbrances of any kind.

(34)           “Environmental Condition” means the presence or Release to the environment, whether at the Station or at an Off-Site Location, of Hazardous Substances, including any migration of those Hazardous Substances through air, soil or groundwater to or from the Station or any Off-Site Location regardless of when such presence or Release occurred or is discovered.

(35)           “Environmental Laws” means all federal, state,  local and foreign laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances. “Environmental Laws” include CERCLA (42 U.S.C. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Oil Pollution Act (33 U.S.C. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.) and all other federal, state, local or foreign laws analogous to any of the above.

(36)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(37)           “ERISA Affiliate” has the meaning set forth in Section 2.5(g).

(38)           “ERISA Affiliate Plans” has the meaning set forth in Section 2.5(g).

(39)           “Estimated Closing NBV” has the meaning set forth in Section 3.2.

(40)           “Estimated Closing Statement” has the meaning set forth in Section 3.3(a).

(41)           “Evaporative Boiler” means a rated 550,000 lb per hour, natural gas fired steam boiler utilized primarily to supply saturated steam to the HRSG in the absence of the steam provided from the E-150 from the gasification island when Unit 1 is operating on syngas fuel.

(42)           “Excluded Assets” has the meaning set forth in Section 2.2.

(43)           “Excluded Liabilities” has the meaning set forth in Section 2.4.

(44)           “Existing Surveys” has the meaning set forth in Section 7.1(k).

(45)           “Facilities Operation and Services Agreement” means the Facilities Operation and Services Agreement between Seller and Buyer, substantially in the form of Exhibit D to be delivered at the Closing.

(46)           “FERC” means the Federal Energy Regulatory Commission, or any successor agency thereto.

(47)           “Final Closing NBV” has the meaning set forth in Section 3.3(b).

(48)           “FIRPTA Affidavit” means the Foreign Investment in Real Property Tax Act Certification and Affidavit, substantially in the form of Exhibit E.

(49)           “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

(50)           “Gasification Facility” means the improvements, fixtures and all related equipment (including interconnections with the power block) used in the production of synthetic fuel and located on the Gasification Real Property.

(51)           “Gasification Real Property” means the real property described in Schedule 1.1(51) consisting in part of that certain real property currently leased by Seller to SGS pursuant to the Amended Site Lease.

(52)           “Good Utility Practices” mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the MISO region.

(53)           “Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

(54)           “Hazardous Substances” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

(55)           “HRSG” means the heat recovery steam generator associated with Unit 1.

(56)           “HRSG Overhaul” means the major maintenance planned for the HRSG and referenced in Section 5.2 of that certain Settlement Agreement by and between Seller and Buyer, dated December 31, 2005.

(57)           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(58)           “Income Tax” means any federal, state, local or foreign Tax  based upon, measured by or calculated with respect to (a) net income, profits or receipts (including gross receipts Taxes, capital gains Taxes and minimum Taxes) or (b) multiple bases (including corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties or additions to such Tax.

(59)           “Indemnifiable Loss” has the meaning set forth in Section 8.1(a).

(60)           “Indemnifying Party” has the meaning set forth in Section 8.1(e).

(61)           “Indemnitee” has the meaning set forth in Section 8.1(c).

(62)           “Independent Accounting Firm” means a nationally recognized certified public accounting firm chosen jointly by Seller and Buyer.

(63)           “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, computer programs and pending applications for and registrations of patents, trademarks, service marks and copyrights.

(64)           “IURC” means the Indiana Utility Regulatory Commission and any successor agency thereto.

(65)           “Knowledge” when used in a particular representation herein with respect to Seller, means the knowledge of the individuals listed on Schedule 1.1(65), with reasonable inquiry.

(66)           “Laws” means all laws, statutes (including Environmental Laws), rules, Permits, regulations, ordinances and other pronouncements having the effect of law of the United States and any domestic state, county, city or other political subdivision or of any Governmental Authority.

(67)           “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, and whether due or to become due).

(68)           “Material Adverse Effect” means any change in or effect on the condition of the Purchased Assets and the Gasification Real Property, individually or in the aggregate, that materially impairs the value of the Purchased Assets and the Gasification Real Property taken as a whole; provided that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any effect resulting from (i) any change resulting from changes in the national, regional or local wholesale or retail markets for electricity, including any change in the structure, operating agreements, operations or procedures of the Midwest System Operator, Inc. or any other regional transmission organization or control area, (ii) any change resulting from changes in the national, regional or local markets for any fuel or supplies used at Unit 1, (iii) any change resulting from changes in the North American, national, regional or local electricity transmission systems, (iv) changes in Law, (v) any materially adverse change in the Purchased Assets and the Gasification Real Property which is substantially cured (including by payment of money) before the earlier of the Closing Date and the Termination Date, (vi) any change in economic conditions generally or in the industry in which Seller operates, (vii) any actions to be taken pursuant to or in accordance with this Agreement, (viii) with respect to the Gasification Real Property, any action or inaction of Buyer or any Buyer-Related Party, or (ix) any order of any court or Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, including any order with respect to an independent system operator or retail access in Indiana.

(69)           “Material Contracts” has the meaning set forth in Section 4.8(a).

(70)           “Memorandum of Amended Site Lease” means any memorandum of the Amended Site Lease or any assignment thereof that is recorded in the applicable land records.

(71)           “Memorandum of Facilities Operation and Services Agreement” means the Memorandum of Facilities Operation and Services Agreement between Seller and Buyer, in recordable form and otherwise substantially in the form of Exhibit F, to be delivered at the Closing.

(72)           “Mercury Allowance” means an allowance or authorization used to comply with a Mercury Budget Program, including, but not limited to: (i) a Hg allowance as that term is defined in 40 CFR 60.4102; (ii) a mercury allowance or authorization (or similar term) as set forth in regulations and/or statutes that may be promulgated by the State of Indiana or the Indiana Department of Environmental Management or the Indiana Air Pollution Control Board after the date hereof to implement the Clean Air Mercury Rule published in the Federal Register on May 18, 2005; and (iii) a mercury allowance or authorization (or similar term) promulgated pursuant to any future federal or state statute or regulation that amends or supersedes any of the foregoing.

(73)           “Mercury Budget Program” means a statutory or regulatory program, promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the mercury that can be emitted by all sources covered by the program and establishes tradeable allowances or authorizations as the means for ensuring compliance with the limit.

(74)           “Net Book Value” means the net value (original cost less accumulated depreciation) on the books of Seller, determined in accordance with GAAP applied consistently with the Seller’s past and current accounting practices, of a specified asset as of the date of determination.

(75)           “Neutral” has the meaning set forth in Section 10.13(a).

(76)           “NOx” means oxides of nitrogen.

(77)           “NOx Allowance” means an allowance or authorization used to comply with a NOx Budget Program, including, but not limited to: (i) a NOx Allowance as that term is defined in 326 Indiana Administrative Code § 10-4-2 as of the date hereof; (ii) a CAIR NOx allowance, as that term is defined in 40 CFR 96.102; (iii) a CAIR NOx Ozone Season allowance, as that term is defined in 40 CFR 96.302; (iv) a NOx  allowance or authorization (or similar term) as set forth in regulations and/or statutes that may be promulgated by the State of Indiana or the Indiana Department of Environmental Management or the Indiana Air Pollution Control Board after the date hereof to implement the Federal Clean Air Interstate Rule published in the Federal Register on May 12, 2005; and (v) a NOx allowance or authorization (or similar term) promulgated pursuant to any future federal or state statute or regulation that amends or supersedes any of the foregoing.

(78)           “NOx Budget Program” means a statutory or regulatory program promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the NOx that can be emitted by all sources covered by the program and establishes tradeable allowances or authorizations as the means for ensuring compliance with the limit.

(79)           “Off-Site Location” means any real property other than the real property underlying the Station and the Purchased Assets.  For the avoidance of doubt, the term “Off-Site Location” does not include the Acquired Real Property.

(80)           “Operation and Maintenance Agreement” means the Operation and Maintenance Agreement between Seller and Buyer, substantially in the form of Exhibit G, to be delivered at the Closing.

(81)           “OUCC” means the Indiana Office of Utility Consumer Counselor

(82)           “Party” or “Parties” has the meaning set forth in the Preamble.

(83)           “Permits” means permits, certificates, licenses and governmental authorizations.

(84)           “Permitted Encumbrances” means: (i) those Encumbrances set forth in Schedule 1.1(84); (ii) statutory liens for Taxes or other governmental charges or assessments not yet delinquent (or that may subsequently be paid without penalty) or which is being contested in good faith in appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business that do not, individually or in the aggregate, create a Material Adverse Effect; (iv) zoning, entitlement, conservation, and other land use and environmental restrictions and regulations by Governmental Authorities; (v) such other Encumbrances which do not, individually or in the aggregate, create a Material Adverse Effect; (vi) the terms of the Seller’s Agreements and liens of the other parties to such Seller’s Agreements arising thereunder for sums not yet due and payable that do not, individually or in the aggregate, create a Material Adverse Effect; (vii) Encumbrances related to Assumed Liabilities or created by this Agreement and each other agreement, document, instrument and certificate to be executed in connection with the transactions contemplated hereby; (viii) Encumbrances registered under the Uniform Commercial Code as adopted in the state of Indiana by any lessor or licensor of Tangible Personal Property to Seller; (ix) the rights, if any, of third party suppliers or vendors in the Purchased Assets that do not, individually or in the aggregate, create a Material Adverse Effect; (x) Encumbrances arising in the ordinary course of business after the date hereof; (xi) Encumbrances arising or resulting from any act or omission of Buyer or any Buyer—Related Party; and (xii) the Amended Site Lease and any Encumbrances arising thereunder or as a result thereof.

(85)           “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or any other business entity or governmental entity or any department or agency thereof.

(86)           “Post-Closing Adjustment” has the meaning set forth in Section 3.3(b).

(87)           “Post-Closing Statement” has the meaning set forth in Section 3.3(b).

(88)           “Proposed Post-Closing Adjustment” has the meaning set forth in Section 3.3(b).

(89)           “Purchased Assets” has the meaning set forth in Section 2.1(a).

(90)           “Purchase Price” has the meaning set forth in Section 3.3(b).

(91)           “Related Agreements” means the Syngas Tolling Agreement, the Memorandum of Amended Site Lease and the Amended Site Lease.

(92)           “Release” means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

(93)           “Remediation” means actions to address an Environmental Condition, including: (a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Unit 1 Real Property, Unit 1 or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Unit 1 Real Property, Unit 1 or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or ground water, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address the presence or Release of Hazardous Substances at the Unit 1 Real Property, Unit 1 or an Off-Site Location.

(94)           “Representatives” of a Party means the Party and its Affiliates and their respective directors, officers, employees, agents, partners, advisors (including accountants, legal counsel, environmental consultants, engineering consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

(95)           “SEC” means the Securities and Exchange Commission, and any successor agency thereto.

(96)           “SGS” means SG Solutions, LLC, an Indiana limited liability company, and any successor thereto.

(97)           “Seller” has the meaning set forth in the Preamble.

(98)           “Seller’s Agreements” means those contracts, agreements, licenses (other than Permits or Intellectual Property), leases, or other legally binding arrangements that solely relate to the ownership, operation and maintenance of the Purchased Assets, as set forth in Schedule 1.1(98).

(99)           “Seller’s Indemnitee” has the meaning set forth in Section 8.1(a).

(100)         “Seller Marks” has the meaning set forth in Section 6.13(a).

(101)         “Seller’s Required Regulatory Approvals” has the meaning set forth in Section 4.3(b).

(102)         “Seller’s Required Third Party Consents” has the meaning set forth in Section 4.3(a).

(103)         “SO2” means sulfur dioxide.

(104)         “SO2 Allowance” means an allowance or authorization used to comply with a SO2 Budget Program, including, but not limited to: (i) an Allowance as that term is defined in 40 CFR § 72.2; (ii) a CAIR SO2 Allowance, as that term is defined in 40 CFR 96.202; (iii) a SO2 allowance or authorization (or similar term) as set forth in regulations and/or statutes that may be promulgated by the State of Indiana or the Indiana Department of Environmental Management or the Indiana Air Pollution Control Board after the date hereof to implement the Federal Clean Air Interstate Rule published in the Federal Register on May 12, 2005; and (iv) a SO2 allowance or authorization (or similar term) promulgated pursuant to any future federal or state statute or regulation that amends or supersedes any of the foregoing.

(105)         “SO2 Budget Program” means a statutory or regulatory program, promulgated by the United States or a state pursuant to which the United States or state provides for a limit on the SO2 that can be emitted by all sources covered by the program and establishes tradeable allowances or authorizations as the means for ensuring compliance with the limit.

(106)         “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

(107)         “Station” has the meaning set forth in the Recitals.

(108)         “Station Permits” means those Permits that are required pursuant to Environmental Laws and related to emissions or effluents from Unit 1 and one or more of the other units at the Station, but specifically excluding the Unit 1 Permits.  A complete list of the Station Permits is set forth on Schedule 1.1(108).

(109)         “Steam Turbine” means that certain Westinghouse steam turbine (Model 10-A-1404-2, Serial No. 1-S-42P633) located at the Station.

(110)         “Stormwater Pond Real Property”  means the real property described in Schedule 1.1(110) upon which the stormwater detention pond is located.

(111)         “Syngas Tolling Agreement” means the Syngas Tolling Agreement, effective as of April 1, 2005, between Buyer and Seller.

(112)         “Tangible Personal Property” has the meaning set forth in Section 2.1(a).

(113)         “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, use, franchise or other taxes, including any interest, penalties or additions attributable thereto.

(114)         “Tax Return” means any return, report, information return or other document and any amendments thereto (including any related or supporting information) required to be supplied to any taxing authority with respect to Taxes.

(115)         “Termination Date” has the meaning set forth in Section 9.1(b).

(116)         “Termination Fee” has the meaning set forth in Section 9.2(c).

(117)         “Third Party Claim” has the meaning set forth in Section 8.2(a).

(118)         “Title Company” has the meaning set forth in Section 7.1(k).

(119)         “Title Policy” has the meaning set forth in Section 7.1(k).

(120)         “Transaction Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Operation and Maintenance Agreement, the Facilities Operation and Services Agreement, the Memorandum of Facilities Operation and Services Agreement, an Authorized Representation Agreement, as described in Section 6.15(d), and the Deed.

(121)         “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

(122)         “Unit 1” means, collectively, together with any ancillary equipment and facilities (i) the Steam Turbine and (ii) the Combustion Turbine.

(123)         “Unit 1 Improvements” means the buildings, fixtures and other improvements located on the Unit 1 Real Property and listed in Schedule 1.1(123).  For the avoidance of doubt, the Unit 1 Improvements are separate and distinct from the Tangible Personal Property.

(124)         “Unit 1 Permits” means those Permits that pertain solely to the ownership, use and operation of Unit 1.  A complete list of the Unit 1 Permits is set forth on Schedule 1.1(124).

(125)         “Unit 1 Real Property” means the real property described in Schedule 1.1(125) upon which the Combustion Turbine is sited, together with, to the extent of Seller’s right, title and interest therein, the Unit 1 Improvements.

(126)         “Water Treatment Systems” means those facilities and equipment associated with supplying boiler feedwater to, and condensate from the Combustion Turbine and Steam Turbine, including but not limited to pumps, piping, tanks, deaerators, polishers, filters, demineralizers and chemical feed systems.

1.2           Construction.  All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, and words importing the masculine gender shall include the feminine and neutral genders and vice versa.  A reference to any party hereto shall include a reference to such party’s permitted successors and assigns.  The words “includes” or “including” shall mean “including without limitation”, the words “hereof”, “hereby”, “herein”, “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

(b)           Time is of the essence in this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(d)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1           Purchased Assets and the Gasification Real Property.

(a)           Purchased Assets.  Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title and interest in and to the following assets, each as in existence on the Closing Date (collectively, the “Purchased Assets”):

(i)            Unit 1;

(ii)           The Unit 1 Real Property and the Stormwater Pond Real Property;

(iii)          The machinery, equipment, vehicles, furniture and other personal property not otherwise constituting Unit 1, including all spare parts and the generation step-up transformers set forth on Schedule 2.1(a)(iii), located on the Unit 1 Real Property on the Closing Date, together with all the other tangible personal property of Seller used solely in the operation of Unit 1, including without limitation, certain coal/petcoke conveyance equipment, and listed in Schedule 2.1(a)(iii), other than, in either case, property constituting part of the Excluded Assets (collectively, “Tangible Personal Property”);

(iv)          The Seller’s Agreements, subject to the receipt of necessary consents and approvals;

(v)           The Unit 1 Permits, subject to the receipt of necessary consents and approvals;

(vi)          The right to operate under the Station Permits until Buyer obtains its own Permits to replace the applicable Station Permits in accordance with and as set forth in the Facilities Operation and Services Agreement and the Operation and Maintenance Agreement;

(vii)         Those Emission Allowances related to NOx and Mercury that will belong to Buyer, pursuant to Section 3.8;

(viii)        All unexpired, transferable warranties and guarantees from third parties with respect to any item of Tangible Personal Property;

(ix)           The interests of Seller in and to the name “Wabash River Repowering Combined Cycle Plant” or “Wabash River Coal Gasification Repowering Project.”  Buyer expressly understands that, except as just provided, Seller is not assigning or transferring to Buyer any right, title or interest in or to the names “Wabash River Station”, or any derivation or variation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos or any part, derivation, colorable imitation or combination thereof;

(x)            All books, expired purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items, to the extent maintained and reasonably accessible by Seller and related specifically to the Purchased Assets (subject to the right of Seller to retain copies of same for its use) other than such items that are proprietary to third parties or which constitute records of accounting or financial performance of Seller;

(xi)           The Intellectual Property listed in Schedule 2.1(a)(xi), subject to the receipt of necessary consents and approvals;

(xii)          Any financial transmission rights applicable to Unit 1 and any rights to interconnect and deliver the output of Unit 1 to MISO; and

(xiii)         Buyer’s rights in all easements and licenses as described and depicted in the Facilities Operation and Services Agreement and transfer documents associated therewith.

(b)           Gasification Real Property.  In connection with the termination of the Related Agreements and, as provided in Section 3.2 below, for no additional monetary consideration, Seller shall convey, transfer and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller’s right, title and interest in and to the Gasification Real Property.

2.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall constitute or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest of Seller or its Affiliates in or to the following assets whether or not associated with the Purchased Assets or the Gasification Real Property, and which are hereby excluded from the sale and from the definition of Purchased Assets and the Gasification Real Property herein (the “Excluded Assets”):

(a)           Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness and interests in joint ventures, partnerships, limited liability companies and other entities;

(b)           All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), prepaid expenses relating to the ownership and operation of the Purchased Assets and the ownership of the Gasification Real Property and any income, sales, payroll or other receivables with respect to Taxes;

(c)           The right, title and interest of Seller and its successors, assigns, Affiliates and/or Representatives in and to the names “Wabash River Station” or any derivation or variation thereof, as well as any related or similar name, or any other trade names, trademarks, service marks, corporate names and logos, or any part, derivation, colorable imitation or combination thereof, other than as specified in Section 2.1(a)(viii);

(d)           Except to the extent, if any, constituting a Seller’s Agreement, all tariffs, agreements and arrangements to which Seller or any Affiliate thereof is a party for the purchase or sale of electric capacity and/or energy or for the purchase or sale of ancillary services involving the Purchased Assets or otherwise;

(e)           Except in respect of Assumed Liabilities, the rights of Seller or any Affiliate thereof in and to any causes of action against third parties relating to any Acquired Real Property, Tangible Personal Property, Unit 1 Permits, Station Permits, Taxes or Seller’s Agreements, if any, including any claims for refunds (other than those Tax refunds that are covered by Section 2.2(f)), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating specifically to Unit 1 or the Acquired Real Property and relating to any period prior to the Closing Date;

(f)            Any refunds of Taxes attributable to the Purchased Assets and the Gasification Real Property, which refunds are the result of proceedings that, prior to the Closing Date, were instituted by Seller or its Affiliates regardless of when actually paid;

(g)           All employees of Seller and all personnel records other than records the disclosure of which to Buyer is required by Law;

(h)           The minute books, stock transfer books, corporate seal and other corporate records of Seller;

(i)            Any amount received after the Closing Date for electricity generated by Unit 1 that was sold or delivered prior to the Closing Date;

(j)            All insurance policies relating to the Purchased Assets and the Gasification Real Property;

(k)           Any and all of Seller’s rights in any contract or arrangement that is not a Seller’s Agreement or that represents an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

(l)            Seller’s rights under this Agreement, the Related Agreements and the Transaction Agreements;

(m)          All rights to the services of employees of Seller and all rights under and with respect to any ERISA Affiliate Plans;

(n)           All of Seller’s electric generating units at the Station other than Unit 1 and the other properties, assets and rights set forth on Schedule 2.2(n);

(o)           All electrical transmission facilities of Seller or any of its Affiliates located at the Station (whether or not regarded as a “transmission” asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment (and related permits, contracts and warranties), but excluding, for the avoidance of doubt, those generation step-up transformers set forth on Schedule 2.1(a)(iii);

(p)           All assets, equipment and tangible or intangible personalty and rights that are not Purchased Assets, that are owned, operated or used by Seller or its Affiliates at the Station but not solely for or in connection with Unit 1, including without limitation those assets, equipment and tangible or intangible personalty and rights that are used in connection with the operation or support of any two or more of Seller’s electric generating units at the Station, whether or not including Unit 1 (such assets and properties, the “CF” including those items described in Schedule 2.2(p)).  For the avoidance of doubt, Seller is not transferring or otherwise conveying to Buyer hereunder, as part of the Purchased Assets or otherwise, any interest in the CF; it being understood that, subject to the terms and conditions thereof, Seller shall make available to Buyer under the Facilities Operation and Services Agreement a right to use the CF commensurate with the Purchased Assets;

(q)           Any and all rights in, under or to any real property other than the Acquired Real Property;

(r)            The Station Permits, the Parties acknowledging and understanding that Buyer’s rights and obligations with respect to the Station Permits shall be in accordance with and as set forth in the Facilities Operation and Services Agreement and the Operation and Maintenance Agreement; and

(s)           Any Emissions Allowances other than those that will belong to Buyer, as described in Section 3.8.

2.3           Assumed Liabilities.  On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge, without recourse to Seller or its Affiliates, all of the Liabilities of Seller and its Affiliates that relate to the Purchased Assets and the Gasification Real Property including those Liabilities described below, and other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof (collectively, “Assumed Liabilities”):

(a)           All Liabilities of Seller and its Affiliates under the Seller’s Agreements, the Intellectual Property agreements identified in Schedule 2.1(a)(xi) and the Unit 1 Permits in accordance with the terms thereof, except, in each case, to the extent that such Liabilities, but for a breach or default by Seller or its Affiliates, would have been paid, performed or otherwise discharged prior to the Closing Date;

(b)           All Liabilities in respect of Taxes attributable to the Purchased Assets or the Gasification Real Property for taxable periods, or portions thereof, beginning on and after the Closing Date;

(c)           Any Liabilities relating to or resulting from any of the following: (i) any violation or alleged violation of, or noncompliance with, Environmental Laws with respect to the ownership or operation of any of the Purchased Assets or the Gasification Real Property on or after the Closing Date, including any fines or penalties or the costs associated with correcting such violations or non-compliance; (ii) Environmental Conditions or exposure to Hazardous Substances Released at, on, in, under, or migrating or discharged from the Purchased Assets on or after the Closing Date, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials), damage to natural resources, and Remediation of Environmental Conditions; (iii) the transportation, storage, disposal, treatment, or recycling of Hazardous Substances generated by and transported by or on behalf of Buyer or any of its Affiliates in connection with the operation of the Purchased Assets or the Gasification Real Property on or after the Closing Date to an Off-Site Location, including claims related to loss of life, injury to persons or property, natural resource damages or Remediation of Environmental Conditions; and (iv) Environmental Conditions or exposure to Hazardous Substances Released at, on, under or migrating or discharged from the Gasification Real Property on or after January 14, 2005, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials), damage to natural resources and Remediation of Environmental Conditions;

(d)           All Liabilities of Seller with respect to the Purchased Assets,  the Gasification Real Property under the agreements or consent orders set forth on Schedule 4.5(c) arising on or after the Closing Date;

(e)           All Liabilities arising under or relating to the Permitted Encumbrances arising on or after the Closing Date;

(f)            All Liabilities allocated to Buyer in this Agreement or in any Transaction Agreements;

(g)           Any Liabilities for which Buyer has indemnified Seller pursuant to Article VIII;

(h)           All Liabilities arising out of the use, ownership, maintenance or operation of the Purchased Assets or the Gasification Real Property on or after the Closing Date; and

(i)            All Liabilities to third parties related to the use of syngas in Unit 1 on or after April 1, 2005 in accordance with the terms of the Syngas Tolling Agreement.

2.4           Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any of the following Liabilities (the “Excluded Liabilities”):

(a)           Any Liabilities of Seller or its Affiliates in respect of any Excluded Assets or other assets of Seller or its Affiliates which are not Purchased Assets, except to the extent caused by the acts or omissions of Buyer or its Affiliates or Buyer’s or its Affiliates’ ownership, operation or use of the Purchased Assets or the Gasification Real Property;

(b)           Any Liabilities in respect of Taxes attributable to the ownership and operation of the Purchased Assets and the ownership of the Gasification Real Property (other than as provided in the Amended Site Lease) for taxable periods, or portions thereof, ending before the Closing Date;

(c)           Any Liabilities of Seller or its Affiliates arising from the breach or default by Seller or its Affiliates, prior to the Closing Date, of any Seller’s Agreement, Intellectual Property agreement identified in Schedule 2.1(a)(xi), or Unit 1 Permit;

(d)           Except as otherwise set forth in Section 2.3(c) or 2.3(i), any and all Liabilities to third parties for personal injury or tort, or similar causes of action arising out of the ownership or operation of the Purchased Assets prior to the Closing Date;

(e)           Any fines or penalties imposed by a Governmental Authority resulting from the willful misconduct or gross negligence of Seller or its Affiliates prior to the Closing Date;

(f)            Any Liabilities relating to or resulting from the following: (i) any violation or alleged violation of, or noncompliance with, Environmental Laws, with respect to the ownership or operation of any of the Purchased Assets prior to the Closing Date, including any fines or penalties or the costs associated with correcting such violations or non-compliance; (ii) Environmental Conditions or exposure to Hazardous Substances Released at, on, in, under, or migrating or discharged from the Purchased Assets prior to the Closing Date, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials prior to the Closing Date), damage to natural resources, and Remediation of Environmental Conditions; (iii) the transportation, storage, disposal, treatment, or recycling of Hazardous Substances generated by and transported by or on behalf of Seller or any of its Affiliates in connection with the operation of the Purchased Assets prior to the Closing Date to an Off-Site Location, including claims related to loss of life, injury to persons or property, natural resource damages or Remediation of Environmental Conditions, and (iv) Environmental Conditions or exposure to Hazardous Substances Released at, on, under or migrating or discharged from the Gasification Real Property, commencing on or before January 13, 2005, including loss of life, injury to persons or property (including from exposure to asbestos-containing materials), damage to natural resources and Remediation of Environmental Conditions.

(g)           Any Liabilities relating to any Benefit Plan maintained by Seller or any trade or business (whether or not incorporated) which is or within the six years preceding the date hereof has been under common control, or which is or within the six years preceding the date hereof has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller and any ERISA Affiliate contributed thereunder (the “ERISA Affiliate Plans”), maintained by, contributed to, or obligated to contribute to, by Seller or any ERISA Affiliate, including any Liability (i) to the Pension Benefit Guaranty Corporation under Title IV of ERISA or (ii) with respect to non-compliance with the notice and benefit continuation requirements of COBRA;

(h)           Any Liabilities relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any actions or inactions by Seller or any Affiliate thereof other than such actions or inactions taken at the direction of Buyer or its Affiliates; and

(i)            Any Liability of Seller arising from the making or performance of this Agreement or the Transaction Agreements or the transactions contemplated hereby or thereby.

ARTICLE III

THE CLOSING

3.1           Closing.   The sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer, the transfer and delivery of the Gasification Real Property to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the principal office of Seller at 10:00 a.m. local time, or at another mutually acceptable time and location, on the date that is six (6) Business Days following the date on which the last of the conditions to Closing set forth in Article VII (except for conditions which by their nature can only be satisfied at the Closing) have been either satisfied or waived by the Party for whose benefit such conditions precedent exist or on such other date as may be mutually agreed upon by the Parties.  The date of Closing is hereinafter called the “Closing Date.”  For purposes of calculating the Closing Net Book Value only, the Closing shall be deemed effective as of 11:59 p.m. local time on the Closing Date.  For all other purposes, the Closing shall be deemed effective as of 12:01 a.m. local time on the Closing Date.

3.2           Payment of Purchase Price.  Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Buyer shall pay or cause to be paid to Seller at the Closing, to the account(s) previously identified by Seller to Buyer, an amount in immediately available funds equal to (a) the estimated Net Book Value of the Purchased Assets as of the Closing (the “Estimated Closing NBV”) minus (b) the Closing Credit (such difference, the “Base Purchase Price”).  Following the Closing, Buyer or Seller, as appropriate, shall pay the other the Post-Closing Adjustment Amount in accordance with Section 3.3(b).  Schedule 3.2 sets forth the calculation of the Net Book Value as of July 31, 2006, including the methodology for the calculation thereof, which methodology shall be consistently used for calculating the Net Book Value in accordance with this Agreement.  The Parties have agreed that, because Seller acquired the Gasification Real Property for nominal consideration, the Base Purchase Price shall not include any amounts allocable to the Gasification Real Property; provided, however, in the event that, for tax purposes or otherwise, a valuation is required to be assigned to the Gasification Real Property, Seller and Buyer shall reasonably cooperate to agree upon such a valuation.

3.3           Determination of Purchase Price.

(a)           At least five (5) Business Days prior to the expected Closing Date, Seller shall prepare and deliver to Buyer an estimated closing statement (the “Estimated Closing Statement”) that shall set forth in reasonable detail Seller’s best estimate of the Estimated Closing NBV together with the Closing Credit.

(b)           Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement (the “Post-Closing Statement”) that shall set forth in reasonable detail (i) Seller’s final calculation of the Net Book Value of the Purchased Assets as of the Closing Date (the “Final Closing NBV”) and of the Closing Credit and (ii) Seller’s calculation of the difference in amount, if any, between the Estimated Closing NBV and the Final Closing NBV (including any difference in amount, if any, between the Closing Credit as calculated in connection with the Estimated Closing NBV and as calculated in connection with the Final Closing NBV) (the “Proposed Post-Closing Adjustment”).  Within thirty (30) days following the delivery of the Post-Closing Statement by Seller to Buyer, Buyer may object to the calculation of the Proposed Post-Closing Adjustment in writing.  Seller shall cooperate with Buyer to provide Buyer and Buyer’s Representatives with information reasonably requested by Buyer used by Seller in connection with preparing the Post-Closing Statement.  If Buyer objects to the Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by good faith negotiation.  If the Parties are unable to resolve such dispute within thirty (30) days of any objection by Buyer, the Parties shall appoint an Independent Accounting Firm, which shall be instructed to review the Post-Closing Statement and determine the appropriate adjustment to the Base Purchase Price within thirty (30) days thereafter.  Each of Buyer and Seller shall pay 50% of the fees and disbursements of such Independent Accounting Firm.  The finding of such Independent Accounting Firm shall be binding on the Parties.  Upon determination of the appropriate adjustment (the “Post-Closing Adjustment”) by agreement of the Parties or by binding determination of the Independent Accounting Firm, the Party owing the difference shall deliver such difference to the other Party no later than two (2) Business Days after such determination, by wire transfer of  immediately available funds denominated in U.S. dollars or in any other manner as reasonably requested by the payee.  Any amount paid under this Section 3.3(b) to Buyer or Seller shall be paid with interest for the period from, and including, the Closing Date to, but excluding, the date of payment, calculated at the 90-day U.S. treasury bill rate as published in The Wall Street Journal in the “Money Rates” section on the Closing Date.  The Base Purchase Price, as finally adjusted pursuant to this Section 3.3 shall be the deemed the “Purchase Price.”

3.4           Allocation of Purchase Price.  Buyer and Seller shall use their good faith best efforts to agree upon an allocation among the Purchased Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury Regulations thereunder within sixty (60) days after the Closing Date.  In the event that the Parties cannot agree on a mutually satisfactory allocation within said time period, the Parties shall appoint an Independent Accounting Firm which shall, at Seller’s and Buyer’s equal expense, determine the appropriate allocation with respect to the issues in dispute.  The finding of such Independent Accounting Firm shall be binding on the Parties.  After determination of the allocation by agreement of the Parties or by binding determination of the Independent Accounting Firm, Buyer and Seller agree to file, for the tax year in which Closing occurs, Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such allocation.  Buyer and Seller shall report the transactions contemplated by this Agreement for Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.4.  Buyer and Seller agree to provide the other promptly with any information required to complete Form 8594.  Buyer and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

3.5           Prorations.

(a)           Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the business and operation of the Purchased Assets and the Gasification Real Property shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i)                   Personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Purchased Assets and, subject to the terms of the Amended Site Lease, the Gasification Real Property;

(ii)                  Rent, Taxes and all other items (including prepaid services or goods not included in Inventory) payable by or to Seller under any of the Seller’s Agreements or the Intellectual Property agreements identified in Schedule 2.1(a)(xi);

(iii)                 Any permit, license, registration, emission fees or other fees with respect to any Unit 1 Permit; and

(iv)                 Sewer rents and charges for water, telephone, electricity and other utilities.

(b)           In connection with the prorations referred to in Section 3.5(a), in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.

(c)           Notwithstanding anything to the contrary herein and for the avoidance of doubt, no proration shall be made under this Section 3.5 with respect to (i) real property Tax refunds described in Section 2.2(f) or (ii) Transfer Taxes described in Section 6.8(a).

3.6           Deliveries by Seller.  At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(a)           Each of the Transaction Agreements, duly executed and in recordable form, if appropriate;

(b)           A FIRPTA Affidavit, duly executed by Seller;

(c)           Copies of all Seller’s Required Third Party Consents and Seller’s Required Regulatory Approvals and any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Purchased Assets and the Gasification Real Property, or the consummation of the transactions contemplated by this Agreement and the Transaction Agreements;

(d)           Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement, each Transaction Agreement and all of the other agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby and thereby;

(e)           A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement, each Transaction Agreement and the other agreements and instruments contemplated hereby;

(f)            A certificate of good standing with respect to Seller, dated as of a date not earlier than five (5) Business Days prior to the Closing, from the office of the Secretary of State of the state of Indiana;

(g)           Any amounts for which Seller is liable pursuant to Section 3.5;

(h)           One or more instruments, executed by Seller, evidencing termination of each of the Related Agreements;

(i)            Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith; and

(j)            Rights to those Emission Allowances as provided for in Section 3.8.

3.7           Deliveries by Buyer.  At the Closing, Buyer will deliver, or cause to be delivered, the following to Seller:

(a)           The Base Purchase Price, together with any amounts for which Buyer is liable pursuant to Section 3.5, by wire transfer of immediately available funds in accordance with Seller’s instructions or by such other means as may be agreed to by Seller and Buyer;

(b)           Each of the Transaction Agreements, duly executed and in recordable form, if appropriate;

(c)           Copies of all Buyer’s Required Third Party Consents and Buyer’s Required Regulatory Approvals and any and all governmental and other third party consents, waivers or approvals obtained by Buyer with respect to its acquisition of the Purchased Assets and the Gasification Real Property, or the consummation of the transactions contemplated by this Agreement and the Transaction Agreements;

(d)           Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement, each Transaction Agreement and all of the other agreements and instruments to be executed and delivered by Buyer in connection herewith, and the consummation of the transactions contemplated hereby and thereby;

(e)           A certificate of the Secretary or Assistant Secretary of Buyer identifying the name and title and bearing the signatures of the officers of such Buyer authorized to execute and deliver this Agreement, each Transaction Agreement and the other agreements and instruments contemplated hereby;

(f)            A certificate of good standing with respect  to Buyer, dated as of a date not earlier than five (5) Business Days prior to the Closing, from the office of the Secretary of State of such entity’s organization;

(g)           One or more instruments, executed by Buyer or SGS, as applicable, evidencing termination of each of the Related Agreements; and

(h)           Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.8           Emission Allowance Allocation.

(a)           SO2 Allowances.  Buyer shall have no right to existing or future SO2 Allowances allocated or to be allocated to Unit 1.  Seller shall retain the rights to all existing or future SO2 Allowances allocated or to be allocated to Unit 1.

(b)           NOx Allowances.  Buyer shall have the right to NOx Allowances that have been or will be allocated to Unit 1, as follows:

(i)            Year of the Closing:    If the transaction closes from and including January 1 through and including April 30, Buyer shall have the right to all NOx Allowances that have been allocated to Unit 1 for the year of the Closing.  If the transaction closes on any date from and including May 1 through and including September 30, Buyer shall have the right to receive a “pro rata” share of NOx Allowances for the year of the Closing.  Buyer’s pro-rata share of NOx Allowances shall be calculated by: (A) calculating the number of days Buyer owns Unit 1, from and including the Closing Date through and including September 30, and dividing this number by 153; and (B) multiplying the number calculated in clause (A) by the number of NOx Allowances allocated to Unit 1 by the Indiana Department of Environmental Management for the year of the Closing.  If the transaction closes from and including October 1 through and including December 31, Seller shall retain all NOx Allowances that have been allocated to Unit 1 for the year of the Closing.

(ii)           Years Following the Closing:  Buyer shall have the right to all NOx Allowances that have been or will be allocated to Unit 1 for vintage years subsequent to the year of the Closing.

(c)           Mercury Allowances.  Buyer shall have the right to all Mercury Allowances that are allocated to Unit 1 for the vintage years following the Closing.  This assumes that no Mercury Budget Program will be effective during or prior to the year of the Closing.  If a Mercury Budget Program becomes effective during the year of the Closing, the Parties will agree to allocate Mercury Allowances for the year of the Closing consistent with the pro-rata principle set forth in Section 3.8(b)(i) of this Agreement.

(d)           Allocation of NOx Allowances and Mercury Allowances if any NOx Budget Program or Mercury Budget Program Only Allocates Emissions Allowances on a Facility-Wide Basis.  If a NOx Budget Program or Mercury Budget Program allocates Emissions Allowances to the Station rather to individual units at the Station, the foregoing provisions shall continue to apply, provided, that Seller and Buyer will first internally allocate said Emission Allowances to the units at the Station prior to applying the terms of this Section 3.8.  If the NOx Budget Program or Mercury Budget Program, as applicable, sets forth the allocation of Emissions Allowances to each of the units of the Station (even if the actual allocation is to one account covering the entire Station), Buyer shall have the right to the Emissions Allowances allocated to Unit 1 as set forth in Section 3.8(b) or (c), as applicable.  If the NOx Budget Program or Mercury Budget Program, as applicable, does not specifically identify unit specific Emissions Allocations, Emissions Allowances shall be assigned to Unit 1 based on Unit 1’s heat input, relative to the heat input of the other emissions units at the Station that are subject to the NOx Budget Program or Mercury Budget Program (as the case may be), for the baseline year used in the allocation of Emissions Allowances to the Station under said program.  Allowances allocated to Unit 1 as described in this Section 3.8(d) shall belong to Buyer or Seller in accordance with the terms of Sections 3.8(b) or (c).  Allowances allocated to other units of the Station shall remain the property of Seller.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as follows:

4.1           Incorporation.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2           Authority.  Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller.  This Agreement has been, and the Transaction Agreements to which Seller is a party, when executed and delivered, shall have been, duly and validly executed and delivered by Seller and, subject to the receipt of Seller’s Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Seller of each of the Transaction Agreements, each such Transaction Agreement will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

4.3           Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement and the Transaction Agreements by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Seller; (ii) except as set forth on Schedule 4.3(a)(ii), result in a default under (or give rise to any right of termination, cancellation or acceleration with respect thereto), or to avoid any such effect will require Seller or any Affiliate to obtain a consent, novation or waiver of, under or with respect to (each a “Seller’s Required Third Party Consent”), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material contract, agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Purchased Assets or the Gasification Real Property, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which, would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) subject to obtaining the Seller’s Required Regulatory Approvals, constitute violations of any law, regulation, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would create a Material Adverse Effect.

(b)           Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the “Seller’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Transaction Agreements by Seller or the consummation by Seller of the transactions contemplated hereby or thereby, other than (i) such consents, approvals, filings or notices which, if not obtained or made, will not prevent Seller from performing its material obligations under this Agreement and the Transaction Agreements, and (ii) such consents, approvals, filings or notices which become applicable to Seller or the Purchased Assets or the Gasification Real Property as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4           Title.  Except as would not have a Material Adverse Effect, and subject to Permitted Encumbrances, Seller has good and valid title to or a valid leasehold interest in or license or right to use the Purchased Assets and the Gasification Real Property.

4.5           Environmental Matters.

(a)           Except as set forth on Schedule 4.5(a), Seller holds and is in compliance with the Station Permits and the Unit 1 Permits issued pursuant to applicable Environmental Laws that are required to operate the Purchased Assets and Seller is otherwise in compliance with applicable Environmental Laws with respect to the business and operations of the Purchased Assets, except for such failures to hold or comply with required Station Permits and Unit 1 Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, create a Material Adverse Effect;

(b)           Except as set forth on Schedule 4.5(b), Seller, with respect to the Purchased Assets and Gasification Real Property, has not received written or, to the Knowledge of Seller, oral notice alleging that it is violation of or liable under any applicable Environmental Law, or received a request for information with respect to a matter arising under Environmental Law, which violation, liability or matter is unresolved, except with respect to such liabilities, violations or matters as would not be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect.  Except as set forth on Schedule 4.5(b), there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller relating to the Purchased Assets or Gasification Real Property before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws, except for such claims, actions, proceedings or investigations as would not be reasonably likely to, individually or in the aggregate, create a Material Adverse Effect; and

(c)           Except as set forth on Schedule 4.5(c), there are no outstanding judgments, decrees, or judicial orders relating to the Purchased Assets or, to the Knowledge of Seller, the Gasification Real Property under any Environmental Law, except for such consent decrees or orders, judgments, decrees or judicial orders as would not, individually or in the aggregate, create a Material Adverse Effect.

4.6           [Reserved].

4.7           Condemnation.  Except as set forth in Schedule 4.7, there are no pending or, to the Knowledge of Seller, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any material part of the Purchased Assets or the Gasification Real Property.

4.8           Contracts.

(a)           Schedule 4.8(a) lists the Seller’s Agreements that are material to the ownership and operation of the Purchased Assets and the ownership of the Gasification Real Property as of the date hereof, other than (i) personal property leases, licenses, contracts or other agreements or instruments that are expected to expire or terminate prior to the Closing Date, (ii) personal property leases, licenses, contracts or other agreements or instruments that also relate to property of Seller other than the Purchased Assets and the Gasification Real Property, and (iii) personal property leases, licenses, contracts or other agreements or instruments that individually provide for annual payments after the date hereof of less than $500,000 (collectively, the “Material Contracts”).

(b)           Except as disclosed in Schedule 4.8(b) or as would not have a Material Adverse Effect, (i) each Material Contract constitutes a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, each other party thereto, (ii) Seller has not delivered or received any written notice alleging a default or breach thereunder or termination thereof, and (iii) each Material Contract may be transferred to Buyer pursuant to this Agreement without the consent of the other parties thereto.

(c)           Except as set forth in Schedule 4.8(c), to the Knowledge of Seller, there is not under any Material Contract any default or event which, with notice or lapse of time or both, (i) would constitute a default on the part of Seller or any other party thereto or (ii) would cause the acceleration of any of the Seller’s obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Purchased Assets.

4.9           Legal Proceedings.  Except as set forth in Schedule 4.9, there are no actions or proceedings pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to create a Material Adverse Effect.  Except as set forth in Schedule 4.9, Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any Governmental Authority that would, individually or in the aggregate, create a Material Adverse Effect.

4.10         Other Permits.

(a)           Seller has and is in compliance with all Permits (other than the Station Permits, which are addressed by Section 4.5 and the Unit 1 Permits described in and addressed by Section 4.5) necessary to own and operate the Purchased Assets and to own the Gasification Real Property, except where the failure to have such Permits, or to be in compliance therewith, would not, individually or in the aggregate, create a Material Adverse Effect.  Except as disclosed in Schedule 4.10(a), Seller has not received any written notification that it is in violation, nor does Seller have Knowledge of any violations, of any such Permits, except for violations that would not, individually or in the aggregate, create a Material Adverse Effect.

(b)           Schedule 4.10(b) sets forth all Permits described in Section 4.10(a) above.

4.11         Taxes.

(a)           Except as disclosed on Schedule 4.11, Seller has filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Purchased Assets or the Gasification Real Property, such Tax Returns are true, accurate and complete in all material respects and Seller has paid or caused to be paid all Taxes shown as due on such Tax Returns, except where the failure to so file or pay would not be reasonably likely to create a Material Adverse Effect.

(b)           There are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to Seller’s Knowledge, threatened against Seller with respect to the Purchased Assets or the Gasification Real Property by any taxing authority.

(c)           There are no Encumbrances for Taxes on any of the Purchased Assets or the Gasification Real Property, except for Permitted Encumbrances.

(d)           To Seller’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where a Tax Return is not filed with respect to any of the Purchased Assets or the Gasification Real Property, that either the Purchased Assets or the Gasification Real Property are or may be subject to taxation in that jurisdiction.

4.12         Intellectual Property.  Schedule 2.1(a)(xi) sets forth all material Seller Intellectual Property used in and, individually or in the aggregate, with other Intellectual Property material to the ownership or operation of the Purchased Assets or the ownership of the Gasification Real Property, each of which Seller either has all right, title and interest in or valid and binding rights under contract to use in connection with the operation of the Purchased Assets and the ownership of the Gasification Real Property, except where the failure to have such ownership, license or right to use would not, individually or in the aggregate, have a Material Adverse Effect.  Except as disclosed in Schedule 4.12, (i) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, (ii) there are no material restrictions on the transfer of any material contract, or any interest therein, held by Seller in respect of such Intellectual Property, and (iii) to Seller’s Knowledge, such Intellectual Property is not being infringed by any other Person.  Seller has not received notice that it is infringing any Intellectual Property of any other Person in connection with the ownership or operation of the Purchased Assets or the ownership of the Gasification Real Property and Seller, to its Knowledge, is not infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

4.13         Compliance with Laws.  To Seller’s Knowledge, Seller is in compliance with all applicable Laws with respect to the ownership or operation of the Purchased Assets and its ownership of the Gasification Real Property, except where the failure to be in compliance would not, individually or in the aggregate, create a Material Adverse Effect.

4.14         Disclaimers Regarding Purchased Assets and the Gasification Real Property.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY ARE SOLD AND/OR CONVEYED “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY, THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND ANY REPRESENTATION OR WARRANTY REGARDING COMPLIANCE OF THE PURCHASED ASSETS OR THE GASIFICATION REAL PROPERTY WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS THERETO, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PURCHASED ASSETS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE PURCHASED ASSETS OR THE SUITABILITY OF THE PURCHASED ASSETS FOR OPERATION AS A POWER PLANT, AND NO SCHEDULE OR EXHIBIT TO THIS AGREEMENT, NOR ANY OTHER MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER OR ITS RESPECTIVE REPRESENTATIVES, WILL CAUSE OR

CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS AND THE GASIFICATION REAL PROPERTY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1           Organization.  Buyer is a not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.

5.2           Authority.  Buyer has full power and corporate authority to execute and deliver this Agreement and each of the Transaction Agreements and to consummate the transactions contemplated by it hereby and thereby.  The execution and delivery of this Agreement and each of the Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Buyer.  This Agreement has been, and the Transaction Agreements, when executed and delivered, shall have been, duly and validly executed and delivered by Buyer and, subject to the receipt of Buyer’s Required Regulatory Approvals, this Agreement constitutes, and upon the execution and delivery by Buyer of each of the Transaction Agreements, each such Transaction Agreement will constitute, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

5.3           Consents and Approvals; No Violation.

(a)           Neither the execution and delivery of this Agreement and the Transaction Agreements by Buyer nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or other similar governing documents) of Buyer; (ii) except as set forth in Schedule 5.3(a)(ii), result in a default under (or give rise to any right of termination, cancellation or acceleration with respect thereto), or to avoid any such effect will require Buyer or any Affiliate thereof to obtain a consent, novation or waiver of, under or with respect thereto (each, a “Buyer’s Required Third Party Consent”), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material contract, agreement or other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, materially impair or delay the ability of Buyer to perform its obligations under this Agreement and the Transaction Agreements (“Buyer Material Adverse Effect”); or (iii) subject to obtaining Buyer’s Required Regulatory Approvals, constitute violations of any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

(b)           Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the “Buyer’s Required Regulatory Approvals”), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Transaction Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, are not reasonably likely to have a Buyer Material Adverse Effect.

5.4           Availability of Funds.  Buyer has access to, and will have at the Closing, sufficient funds available to it to pay the Purchase Price.  Buyer acknowledges and agrees that its obligation to pay the Purchase Price is not subject to any financing contingencies.

5.5           Legal Proceedings.  There are no actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer before any court, arbitrator or Governmental Authority, that could, individually or in the aggregate, reasonably be expected to create a Buyer Material Adverse Effect.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that would, individually or in the aggregate, create a Buyer Material Adverse Effect.

5.6           No Knowledge of Seller’s Breach.  As of the date hereof, Buyer has no knowledge of any breach by Seller of any representation or warranty of Seller, or of any other condition or circumstances that would excuse Buyer from its timely performance of its obligations hereunder.  Buyer shall promptly notify Seller, with respect to Seller’s representations and warranties or such other conditions or circumstances, if any such information comes to Buyer’s attention prior to the Closing.  Except as otherwise provided in Section 6.9, this Section 5.7 shall have no effect on the right of Buyer to bring a claim as provided for in this Agreement.

5.7           Amended Site Lease.   The Amended Site Lease is valid and in full force and effect.  Seller is not, to the best of Buyer’s knowledge, in default in the performance of the terms and provisions of the Amended Site Lease, nor does there exist, to the best of Buyer’s knowledge, any fact or condition which, with notice or lapse of time or both, will become such a default.  SGS is not in default in the performance of the terms and provisions of the Amended Site Lease, nor does there exist any fact or condition which, with notice or lapse of time or both, will become such a default.  All amounts payable by SGS to Seller pursuant to the terms of the Amended Site Lease have been paid current, and as of the date of this Agreement, SGS has no present charge, lien or claim of offset, nor has SGS asserted any charge, lien or claim of offset, under the Amended Site Lease or otherwise, against amounts due or to become due under the Amended Site Lease.

ARTICLE VI

COVENANTS OF THE PARTIES

6.1           Conduct of Business Relating to the Purchased Assets and the Gasification Real Property.  Except as described in Schedule 6.1 or as expressly contemplated by this Agreement or to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Closing Date, Seller will operate the Purchased Assets in the ordinary course of business consistent with the past practices of Seller and with Good Utility Practices and shall use all Commercially Reasonable Efforts to preserve intact the Purchased Assets.  Without limiting the generality of the foregoing and except (a) as contemplated in this Agreement, (b) as provided for in the annual budgets or capital budgets of Seller or its Affiliates, (c) in connection with necessary repairs due to breakdown or casualty, or other actions taken in response to a business emergency or other unforeseen operational matters, (d) as described in Schedule 6.1, (e) as required under applicable Law or by any Governmental Authority, or (f) as contemplated by this Agreement or any Related Agreement, between the date hereof and the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall not with respect to the Purchased Assets or the Gasification Real Property, as applicable:

(i)  Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any Purchased Assets or the Gasification Real Property (except for Purchased Assets used, consumed or replaced in the ordinary course of business consistent with past practices of Seller and with Good Utility Practices), except in the ordinary course of business up to $1,000,000 or to encumber any such Purchased Asset or the Gasification Real Property with Permitted Encumbrances;

(ii)    Modify, amend or voluntarily terminate prior to the expiration date any of the Material Contracts or any of the Station Permits or material Unit 1 Permits in any material respect, other than (a) in the ordinary course of business, to the extent consistent with the past practices of

Seller or with Good Utility Practices, (b) with cause, to the extent consistent with past practices of Seller or with Good Utility Practices, or (c) as may be required in connection with transferring Seller’s rights or obligations thereunder to Buyer pursuant to this Agreement;

(iii)  Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating solely to the Purchased Assets (other than capital expenditures) that materially exceeds the amount budgeted for such contract, agreement, commitment or arrangement in Seller’s annual budget;

(iv)  Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement relating solely to any Purchased Asset that individually exceeds $250,000 or in the aggregate exceeds $1,000,000 unless it is terminable by Seller (or, after the Closing Date, by Buyer) without penalty or premium upon no more than six (6) months notice; or

(v)   Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (iv).

6.2           Access to Information.

(a)           Between the date of this Agreement and the Closing Date, Seller will (i) during ordinary business hours and upon reasonable notice, give Buyer and its Representatives reasonable access to all books, records, plans, offices and other facilities and properties constituting the Purchased Assets or the Assumed Liabilities; (ii) furnish Buyer with such other information with respect to the Purchased Assets and the Gasification Real Property or the Assumed Liabilities as Buyer may from time to time reasonably request; and (iii) upon request, furnish Buyer with a copy of each material report, schedule, or other document filed or received by Seller with the FERC, the IURC, or other Governmental Authority with respect to the Purchased Assets and the Gasification Real Property or the Assumed Liabilities; provided, however, that (A) any such inspections and investigations shall be conducted in such a manner as not to interfere with the operation of the Purchased Assets, (B) Seller shall not be required to take any action which would constitute a waiver of the attorney-client or other privilege, and (C) Seller need not supply Buyer with any information which Seller is under a legal or contractual obligation not to supply.  Where reasonably practicable, Seller shall use reasonable commercial efforts to obtain any consents necessary in order to provide Buyer with information, at Buyer’s reasonable request, that it is otherwise under a contractual obligation not to supply.  Buyer agrees to indemnify and hold Seller and its Affiliates harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of Buyer, and any loss, damage to or destruction of any property owned by Seller, its Affiliates or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Representatives of Buyer during any visit to the business or property sites of Seller or its Affiliates prior to the Closing Date, whether pursuant to this Section 6.2 or otherwise, unless directly caused by the gross negligence or willful misconduct of Seller Notwithstanding anything in this Section 6.2 to the contrary, prior to the Closing Date, Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on or underneath the Purchased Assets; provided, however, that within sixty (60) days after the signing of this Agreement, Buyer may collect and analyze samples of water and sediments from the wastewater pond and the stormwater pond currently used for the disposal of wastewater and stormwater from the Gasification Facility and Unit 1.  Buyer shall provide Seller with at least five (5) Business Days written notice of its intent to undertake such sampling.  Buyer shall provide Seller with copies of laboratory results of any samples collected within three (3) Business Days of the receipt of such samples.  Buyer shall provide Seller with copies of any report drafted with respect to such sampling within three (3) Business Days of its receipt of such report(s).  Neither Buyer nor its Representatives shall disclose the results of such sampling to any Person, including but not limited to Governmental Authorities, unless required by applicable Environmental Law.

(b)           Subject to any applicable exceptions provided therein, all information furnished to or obtained by Buyer and Buyer’s Representatives pursuant to this Section 6.2 shall be deemed Proprietary Information and otherwise subject to all of the restrictions set forth in the Confidentiality Agreement.  The foregoing notwithstanding, any Party may provide Proprietary Information of the other Parties to the IURC, the OUCC, the SEC, the FERC or any other Governmental Authority with jurisdiction or any stock exchange, as may be necessary to obtain Seller’s Required Regulatory Approvals or Buyer’s Required Regulatory Approvals, respectively, or to comply generally with any relevant Laws.  The disclosing Party will notify the other Parties as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.  Except as specifically provided herein or in the Confidentiality Agreement, nothing in this Section shall impair or modify any of the rights or obligations of Buyer or its Affiliates under the Confidentiality Agreement, all of which remain in effect until termination of such agreement in accordance with its terms.

(c)           For a period of seven (7) years after the Closing Date, each Party and its Representatives shall have reasonable access to all of the books and records of the Purchased Assets and the Gasification Real Property in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the ownership or operation of the Purchased Assets and the ownership of the Gasification Real Property.  Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours.  The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 6.2(c).  If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense, to segregate and remove such books and records as such other Party may select.

(d)           Buyer agrees that, prior to the Closing Date, it will not contact any vendors, suppliers, employees, or other contracting parties of Seller or its Affiliates with respect to any aspect of the Purchased Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

6.3           Public Statements.  Subject to the requirements imposed by any Governmental Authority or stock exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement or the Transaction Agreements shall be issued or made by any Party without the prior approval of the other Party (which approval shall not be unreasonably withheld).  The Parties agree to cooperate in preparing such announcements.

6.4           Expenses.  Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses.  Notwithstanding anything to the contrary herein, (a) Buyer and Seller will each be responsible for 50% of all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated hereby and 50% of the costs of the Title Policy, and (b) Buyer will be solely responsible for all filing fees under the HSR Act.

6.5           Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each of the Parties shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the purchase, sale and/or conveyance of the Purchased Assets and the Gasification Real Property pursuant to this Agreement, the assumption of the Assumed Liabilities and the execution and delivery of each Transaction Agreement, including using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including obtaining the Buyer’s Required Third Party Consents and the Seller’s Required Third Party Consents, and to effectuate a transfer of the applicable Permits to Buyer.  Buyer agrees to reasonably cooperate with Seller with respect to Seller’s efforts to obtain the Seller’s Required Regulatory Approvals.  Seller agrees to reasonably cooperate with Buyer with respect to Buyer’s efforts to obtain Buyer’s Required Regulatory Approvals.

(b)           The Parties agree that prior to the Closing Date, neither Party shall enter into any other contract to acquire nor acquire nor enter into any contract to sell or sell any electric generation facilities or uncommitted generation capacity if such acquisition of such additional electric generation facilities or uncommitted generation capacity might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.  Buyer shall give Seller reasonable advance notice (and in any event not less than ten (10) days notice) before it contracts to acquire or acquires any electric generation facility or uncommitted generation capacity.

(c)           To the extent that Seller’s rights under any Seller’s Agreement may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful.  Seller and Buyer shall cooperate and shall each use Commercially Reasonable Efforts prior to and after the Closing Date to obtain an assignment of such Seller’s Agreement to Buyer.

6.6           Governmental Authorizations.

(a)           As promptly as possible, and in any case within forty-five (45) days, after the date of this Agreement, Seller and Buyer shall each file, or cause to be filed, with the Federal Trade Commission and the United States Department of Justice any initial notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall use Commercially Reasonable Efforts to respond promptly to any requests for additional information made by, or to satisfy any conditions imposed by, either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b)           As promptly as possible, and in any case within forty-five (45) days, after the date of this Agreement, Buyer shall make any filings required by the Federal Power Act, individually or jointly with Seller, as reasonably determined by the Parties.  Prior to filings with the FERC, Buyer shall submit such filings to Seller for prompt review and comment and shall incorporate into the application any revisions reasonably requested.  Each Party shall be equally but severally responsible for the cost of preparing and filing the application, any petition(s) for rehearing, or any reapplication.  If the initial filing is rejected by the FERC, Buyer agrees to petition the FERC for rehearing and/or to re-submit an application with the FERC, provided that in either case this action is directed by Seller and does not create a Material Adverse Effect on Seller or Buyer.  The Parties shall use Commercially Reasonable Efforts to respond promptly to any requests for additional information made by, or to satisfy any conditions imposed by, the FERC and to cause the approval of the FERC to be obtained at the earliest possible date after the date of filing.

(c)           As promptly as possible, and in any case within forty-five (45) days, after the date of this Agreement, Seller and Buyer shall each file, or cause to be filed, with the IURC and any other Governmental Authority, any initial filings required to be made with respect to the transactions contemplated hereby.  The Parties shall use Commercially Reasonable Efforts to respond promptly to any requests for additional information made by, or to satisfy any conditions imposed by, such agencies and to cause any such regulatory approval to be obtained at the earliest possible date after the date of filing.  Each Party will bear its own costs of the preparation of any such filing.

(d)           Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement or in any of the Transaction Agreements or Related Agreements that will appear in any filing made in connection with the transactions contemplated hereby or thereby.  Such review shall be made in a reasonably timely manner.

6.7           Fees and Commissions.  Seller and Buyer represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transaction contemplated hereby by reason of any action taken by the Party making such representation.  Seller, on the one hand, and Buyer, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees (other than the fees, commissions and finder’s fees payable to the Parties listed above) incurred by reason of any action taken by the indemnifying Party.

6.8           Tax Matters.

(a)           Liability for Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer.  The Parties shall cooperate to prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes and, if necessary, join in the execution of any such Tax Returns or other documentation.

(b)           With respect to Taxes to be prorated in accordance with Section 3.5, Buyer shall prepare and timely file all Tax Returns required to be filed on or after the Closing Date with respect to the Purchased Assets and the Gasification Real Property, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax

Returns.  All such Tax Returns shall be prepared in a manner consistent with Seller’s past practice.  Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval, which approval shall not be unreasonably withheld.  Buyer shall make such Tax Returns available for Seller’s review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return.

(c)           Buyer and Seller, with respect to Sections 6.8(a) and 6.8(b) shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting Party with any records or information that may be relevant to such return, audit, examination or proceedings.  Any information obtained pursuant to this Section 6.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the Parties.

(d)           In the event that a dispute arises between Seller and Buyer regarding Taxes, or any amount due under this Section 6.8, the Parties shall attempt in good faith to resolve such dispute and any agreed upon amount shall be paid to the appropriate Party.  If such dispute is not resolved within thirty (30) days, the Parties shall submit the dispute to an Independent Accounting Firm for resolution within thirty (30) days thereafter, which resolution shall be final, conclusive and binding on the Parties.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne 50% by Seller and 50% by Buyer.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest, as required for the applicable Tax.

6.9           Advise of Changes.

(a)           From the date hereof to the Closing, each Party will promptly advise the other in writing with respect to any matter arising after execution of this Agreement of which that Party obtains knowledge and which, if it had existed or occurred at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules.  Either Party may amend or supplement the Schedules prior to Closing by giving written notice to the other Party of such matter, and such amendment or supplement shall be effective for all purposes.  Unless such other Party has the right to terminate this Agreement pursuant to Section 9.1 by reason of such amendment or supplement and exercises that right within the period of fifteen (15) days after receipt of such written notice, said written notice will be deemed to have amended or supplemented this Agreement, including the appropriate Schedule or Exhibit, to have qualified the applicable representations and warranties contained in Article IV and to have cured any inaccuracy that otherwise might have existed hereunder by reason of the development.  In such case, the Party receiving such notice in accordance with the foregoing provisions will be deemed to have forever waived any right to terminate this Agreement based on such supplement or amendment.

(b)           Without limiting the generality of the provisions of Sections 6.6 and 6.9(a), each Party will advise the other in writing, promptly upon obtaining knowledge thereof but in any event within a reasonable period of time prior thereto, of any hearings or proceedings before any Governmental Authority that concern any of the Seller’s Required Regulatory Approvals or the Buyer’s Required Regulatory Approvals.  Each Party agrees that the other Party shall be permitted to participate in any such hearings or proceedings and to use Commercially Reasonable Efforts to cooperate with such other Party in the advancement of any position reasonably taken by such other Party to protect their respective interests, and in any case shall not take any position that may create a Material Adverse Effect or a Buyer Material Adverse Effect in any such hearing or proceeding.

6.10         Employees.  None of Seller’s employees will transfer to the Buyer in connection with transactions contemplated hereby.

6.11         Risk of Loss.

(a)           From the date hereof through the Closing Date, except as set forth in Section 6.11(b) and Section 6.11(c), all risk of loss or damage to the Purchased Assets and the Gasification Real Property shall be borne by Seller, other than loss or damage caused by the acts, omissions or negligence of Buyer or any of its Representatives, which loss or damage shall be the responsibility of Buyer.

(b)           If, before the Closing Date, all or any material portion of the Purchased Assets and the Gasification Real Property are (i) taken by eminent domain or are the subject of a pending or (to the Knowledge of Seller) contemplated taking which has not been consummated, or (ii) damaged or destroyed by fire or other casualty, Seller shall (A) notify Buyer promptly in writing of such fact and (B) either restore the damage or assign the condemnation proceeds (or, in the case of condemnation proceeds applicable to the Gasification Real Property, the portion thereof that is allocable to Seller pursuant to the Amended Site Lease) or the insurance proceeds therefor, as applicable (and, in the case of casualty, pay the amount of any deductible and/or self-insured amount in respect of such casualty) to Buyer at the Closing.  Notwithstanding the above, if such taking or casualty results in a Material Adverse Effect, then Seller and Buyer shall negotiate in good faith to settle the loss resulting from such taking or casualty (and such negotiation shall include the negotiation of a fair and equitable payment to Buyer to offset such loss).  If no such settlement is reached within sixty (60) days after Seller has notified Buyer of such taking or casualty, then Buyer or Seller may terminate this Agreement pursuant to Section 9.1(g).  In the event of damage or destruction which Seller elects to restore, Seller will have the right to postpone the Closing for up to six (6) months and Buyer will have the right to inspect and observe, or have its Representatives inspect or observe, all repairs necessitated by any such damage or destruction.

(c)           Notwithstanding the foregoing, with respect to the Gasification Real Property, the provisions of this Section 6.11 shall be subject to the terms and conditions of the Amended Site Lease.

6.12         Insurance.  Seller shall use Commercially Reasonable Efforts to maintain or cause to be maintained the insurance policies covering Unit 1 until the Closing.  All insurance coverages relating solely to Unit 1 shall be terminated as of the Closing and neither Seller nor any of its Affiliates shall have any liability for any claims made or reported under such insurance policies after the Closing.  Buyer shall be solely responsible for providing insurance for the Purchased Assets and the Gasification Real Property from and after the Closing.

6.13         Use of Certain Names.

(a)           Within ten (10) days following Closing, Buyer shall cease using the words “Duke Energy”, “Duke Energy Indiana, Inc.”, “Cinergy”, “Cinergy-PSI”, “PSI Energy, Inc.”, “Wabash River Station” or any word or expression similar thereto or constituting an abbreviation or extension thereof, other than “Wabash River Repowering Combined Cycle Plant” (the “Seller Marks”), including eliminating such words from the Purchased Assets and disposing of any unused stationery and literature of Seller bearing such words, and thereafter, Buyer and its Affiliates shall not use any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it has no rights whatsoever to use such Intellectual Property.

(b)           Within thirty (30) days after the Closing, Buyer shall provide evidence to Seller, in a format that is acceptable to Seller, that Buyer has provided notice to all applicable Governmental Authorities, if required, and all counterparties to the Seller’s Agreements regarding the sale of the Purchased Assets to Buyer and the new addresses for notice purposes.

6.14             Emission Allowances.  Buyer and Seller hereby agree to take all necessary actions, including, but not limited to, executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that (i) Buyer will obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 3.8, including the right to receive Emission Allowances that are to be allocated or issued by a Governmental Authority in the future, and (ii) Seller will retain or obtain all, or the rights to all, Emission Allowances that are Excluded Assets, including Emission Allowances that are to be allocated or issued by a Governmental Authority in the future that are Excluded Assets pursuant to this Agreement.  Buyer and Seller further acknowledge and agree that such actions may be required before and after the Closing Date, and accordingly, that this covenant will survive indefinitely after the Closing Date until such time as the purposes of this covenant have been completely satisfied.

6.15             Emissions Budget Program Compliance.

(a)           With respect to the federal Acid Rain Program (as that term is defined in 40 CFR § 72.2) and the Indiana NOx Budget Program in effect as of the date of this Agreement, and any future Emissions Budget Program, Seller shall appoint the authorized or designated representatives and alternate representatives responsible for the management of the emissions accounts for the Station, provided, that to the extent that an Emissions Budget Program allows an owner or operator of a subject emissions unit at a facility to appoint an authorized representative for said individual emissions unit, Buyer shall appoint the authorized representative and alternative representative for Unit 1.

(b)           For each compliance period for each Emissions Budget Program, Buyer shall be responsible for providing Emissions Allowances to the compliance accounts established for said Emissions Budget Program, whether such compliance accounts are for Unit 1 or for the Station as a whole, depending on the design of said Emissions Budget Program, that equal the emissions of NOx, SO2 or mercury (as applicable) from Unit 1 for said compliance period.   For each compliance period for each Emissions Budget Program, Seller shall be responsible for providing Emissions Allowances to the compliance accounts established for said Emissions Budget Program, whether such compliance accounts are for all units at the Station other than Unit 1 or for the Station as a whole, depending on the design of said Emissions Budget Program, that equal the emissions of NOx, SO2 or mercury (as applicable) from all units at the Station other than Unit 1 subject to the relevant Emissions Budget Program for said compliance period.

(c)           For purposes of clarification, during the year of the Closing, Buyer’s obligation to provide Emissions Allowances as set forth in Section 6.15(b) shall only be to offset emissions of NOx, SO2 or mercury (as applicable) from Unit 1 on or after the Closing Date.  During the year of the Closing, Seller shall retain the responsibility of providing Emissions Allowances to offset emissions of NOx, SO2 or mercury (as applicable) from Unit 1 before the Closing Date.

(d)           Seller and Buyer shall execute on or before the Closing an Authorized Representation Agreement as set forth in Exhibit H hereto, which agreement shall provide, inter alia, for the distribution of allocated allowances from the compliance account; the right of the authorized representative to request emissions allowances from Buyer, consistent with Buyer’s obligations as set forth in Sections 6.15(b) and 6.15(c) above, in order to comply with applicable requirements; the right of the authorized representative to acquire allowances at market prices if Buyer fails to meet its obligations to provide required allowances; the reimbursement by Buyer of Seller, with interest, for any monies expended to purchase replacement emission allowances; and other terms customary for such an agreement.

6.16         Emissions Averaging.  With respect to existing Environmental Laws, including, but not limited to, the NOx emissions limits set forth in Title IV of the federal Clean Air Act, that allow facilities to achieve compliance with unit specific emission limitations by averaging emissions of the subject pollutant from all subject emissions units at a facility (or in some cases, with units at other facilities), and any future legislation or regulations passed by the United States or Indiana that also allow for such emission averaging to achieve compliance, Buyer agrees that at Seller’s option, it will (to the extent permitted by applicable Law) allow Unit 1 to be included in such emission averaging plan, provided that if the costs that Buyer will incur to participate in such emissions averaging plan are reasonably likely to exceed Buyer’s expected cost to comply with the legislation or regulation absent such participation, Buyer shall only be obligated to participate in such plan if Seller will agree to reimburse Buyer for any additional costs or expenses incurred by Buyer as a result of its participation in the emissions averaging plan above the costs and expenses it would have otherwise incurred to comply with the legislation or regulation. Without limiting the foregoing, to the extent that the United States Environmental Protection Agency promulgates maximum achievable control technology regulations pursuant to Section 112 of the federal Clean Air Act to regulate mercury emissions from coal-fired or coal-derived fuel electrical generating units, and said regulations allow emissions averaging among subject units at the Station or with units at other Seller-owned or operated facilities to achieve compliance with such regulations, Buyer agrees, at Seller’s option, to participate in an emissions averaging plan designed to achieve compliance with such regulation, subject to the conditions otherwise set forth in this Section 6.16.

ARTICLE VII

CONDITIONS

7.1           Conditions to Obligations of Buyer.  The obligation of Buyer to effect the purchase and/or acquisition of the Purchased Assets and the Gasification Real Property and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

(a)           The waiting period under the HSR Act applicable to the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property contemplated hereby shall have expired or been terminated;

(b)           No preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority which prevents the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property contemplated herein shall have been issued and remain in effect (each Party agreeing to use its Commercially Reasonable Efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority that prohibits the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property;

(c)           Buyer shall have received all of Buyer’s Required Regulatory Approvals;

(d)           Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date;

(e)           The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (unless made as of a specific earlier date, in which case any such representation and warranty shall have been true and correct in all material respects as of such earlier date);

(f)            Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 7.1(d) and 7.1(e) have been satisfied;

(g)           Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller’s closing deliveries described in Section 3.6;

(h)           There shall not have occurred and be continuing a deterioration in the operating condition of Unit 1 since the date hereof that creates a Material Adverse Effect;

(i)            Buyer shall have received all of Buyer’s Required Third-Party Consents;

(j)            Neither Seller nor any of Seller’s Affiliates shall be in material default or breach under any Related Agreement; and

(k)           First American Title Insurance Company (the “Title Company”) shall have issued to Buyer (or otherwise made an irrevocable commitment to issue to Buyer, including by way of a signed pro forma title policy), at Closing, an ALTA (Form B-1992) Owner Policy of Title Insurance, with an endorsement providing

“extended coverage” over the standard exceptions (other than the standard survey exception, unless the Title Company agrees to insure over the same based upon the survey plats of the Acquired Real Property prepared by Stradtner, Rowland & Assoc., Inc. and provided to Buyer prior to the date of this Agreement (the “Existing Surveys”)) contained in such form of Owner Policy of Title Insurance (collectively with the endorsements listed below, the “Title Policy”), in the amount of One Hundred Million United States Dollars ($100,000,000), and insuring that good and marketable title to the Acquired Real Property is vested in Buyer, subject to no exceptions other than the Permitted Encumbrances.  The premium for the Title Policy shall be allocated as set forth in Section 6.4.  The Title Policy shall contain the following endorsements:  (i) owner’s comprehensive, (ii) separate tax lot, (iii) access and entry, (iv) same as survey, (v) zoning (ALTA 3.1 with parking), (vi) deletion of creditors’ rights exclusion and (vii) contiguity, provided that any such endorsement that is dependent upon a survey for issuance shall be required only to the extent that the Title Company agrees to issue the same based upon the Existing Surveys.  Buyer shall bear the full cost of any other endorsements requested by Buyer.  In addition, if the Title Policy shall not have been delivered to Buyer at Closing as a result of the failure by Buyer to pay its portion of the costs therefor as provided in this Agreement, the condition set forth in this Section 7.1(k) shall be deemed to have been satisfied by Seller.

7.2           Conditions to Obligations of Seller.  The obligation of Seller to effect the sale and/or conveyance of the Purchased Assets and the Gasification Real Property and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

(a)           The waiting period under the HSR Act applicable to the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property contemplated hereby shall have expired or been terminated;

(b)           No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any  state or federal government or Governmental Authority in the United States which prohibits the consummation of the sale and/or conveyance of the Purchased Assets and the Gasification Real Property;

(c)           Seller shall have received all of Seller’s Required Regulatory Approvals, including with respect to the IURC, an approval that has no terms or conditions that, in Seller’s reasonable judgment, would have a material and adverse effect on Seller;

(d)           Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(e)           The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (unless made as of a specific earlier date, in which case any such representation and warranty shall have been true and correct in all material respects as of such earlier date);

(f)            Seller shall have received a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 7.2(d) and 7.2(e) have been satisfied;

(g)           Buyer shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer’s closing deliveries described in Section 3.7;

(h)           Seller shall have acquired replacement electric generation capacity that is adequate in size, location, condition, reliability and cost, in Seller’s sole discretion;

(i)            Seller shall have received all of Seller’s Required Third-Party Consents; and

(j)            Neither Buyer nor any of Buyer’s Affiliates shall be in material default or breach under any Related Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1           Indemnification.

(a)           From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Representatives (each, a “Seller’s Indemnitee”), in accordance with Sections 8.3 and 8.4 hereof from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller’s Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) the ownership or operation of the Gasification Facility by Buyer, any Affiliate of Buyer or SGS or any successor-in-interest to Buyer, any Affiliate of Buyer or SGS, or (iv) any Third Party Claims against a Seller’s Indemnitee arising out of or in connection with Buyer’s ownership or operation of the Purchased Assets and Buyer’s ownership of the Gasification Real Property on or after the Closing Date.  In addition, notwithstanding anything to the contrary set forth in Section 8.1(b), Buyer shall indemnify Seller’s Indemnitee for 50% of the Indemnifiable Losses incurred by Seller’s Indemnitee with respect to Excluded Liabilities relating to the Gasification Real Property identified in Section 2.4(f)(iv), but only to the extent that said Liabilities arise from or relate to an action, omission, occurrence, event or Release commencing on or after December 31, 1999 and on or before January 13, 2005.

(b)           From and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its Representatives (each, a “Buyer’s Indemnitee”), in accordance with Sections 8.3 and 8.4 hereof from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer’s Indemnitee after the Closing Date relating to, resulting from or arising out of (i) any breach by Seller of any representation, warranty, covenant or agreement of Seller contained in this Agreement, (ii) the Excluded Liabilities, (iii) any Third Party Claims against a Buyer’s Indemnitee arising out of or in connection with Seller’s ownership or operation of the Excluded Assets, and (iv) any Third Party Claims arising out of the ownership and use of the Purchased Assets by Seller prior to the Closing Date and other than in respect of the Assumed Liabilities.  In addition, notwithstanding anything to the contrary set forth in Section 8.1(a), Seller shall indemnify Buyer Indemnitee for 50% of the Indemnifiable Losses incurred by Buyer Indemnitee with respect to Assumed Liabilities relating to the Gasification Real Property identified in Section 2.3(c)(iv), but only to the extent that said Liabilities arise from or relate to an action, omission, occurrence, event or Release commencing on or after December 31, 1999 and on or before January 13, 2005.

(c)           The amount of any Indemnifiable Loss shall be reduced (i) to the extent that any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) receives any insurance proceeds with respect to such Indemnifiable Loss, (ii) to take into account any net Tax benefit realized by the Indemnitee arising from the recognition of such Indemnifiable Loss, and (iii) by the amount of any other payment actually received by the Indemnitee from a Person that is not a Party or an Affiliate of a  Party with respect to an Indemnifiable Loss.

(d)           Any party seeking indemnity hereunder shall use Commercially Reasonable Efforts to (i) seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such Indemnifiable Loss and (ii) mitigate all losses, damages and the like relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third persons and other rights at law or equity.  The

Indemnitee’s Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any loss or expenses for which indemnification would otherwise be due, and the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee’s reasonable expenditures in undertaking the mitigation.

(e)           The expiration or termination of any covenant, agreement, representation or warranty shall not affect the Parties’ obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

(f)            On and after the Closing, the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement, the Bill of Sale and the Assignment and Assumption Agreement and the transactions contemplated hereby and thereby or otherwise for declaratory, injunctive or monetary relief, with respect to any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, the Bill of Sale and the Assignment and Assumption Agreement and the transactions contemplated hereby and thereby.

(g)           Each Party waives any provision of Law to the extent that it would limit or restrict the agreements contained in this Section 8.1.

(h)           EXCEPT WITH RESPECT TO FRAUD OR INTENTIONAL MISCONDUCT, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY (INCLUDING AN INDEMNITEE) SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY (INCLUDING AN INDEMNIFYING PARTY) FOR ANY LIABILITIES, DAMAGES, OBLIGATIONS, PAYMENTS, LOSSES, COSTS, OR EXPENSES UNDER THIS AGREEMENT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES, COURT COSTS AND REASONABLE ATTORNEY’S FEES SUFFERED BY SUCH PARTY.  EXCEPT WITH RESPECT TO FRAUD OR INTENTIONAL MISCONDUCT, BUYER AND SELLER WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT.  THE PROVISIONS OF THIS SECTION 8.1(h) SHALL NOT APPLY TO INDEMNIFICATION FOR A THIRD PARTY CLAIM.

(i)            A breach of a representation or warranty or covenant in this Agreement in connection with any single item or group of related items that results in an Indemnifiable Loss of less than $25,000 shall be deemed, for all purposes, not to be a breach of such representation or warranty or covenant.  Neither Buyer nor Seller, as the case may be, shall have any liability to an Indemnitee for breaches of representations or warranties or covenants pursuant to this Section 8.1 until the aggregate indemnification obligation of Buyer or Seller, as the case may be, for breaches of representations or warranties or covenants pursuant to this Section 8.1 exceeds $2,000,000, and then only to the extent that the aggregate amount of such indemnification obligation exceeds $2,000,000, and (ii) the liability of Buyer or Seller, as the case may be, for breaches of representations or warranties or covenants pursuant to this Section 8.1 shall not exceed, in the aggregate, $20,000,000.

8.2           Defense of Claims.

(a)           If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall  not be given later than twenty (20) days after the Indemnitee’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s liability pursuant to this Agreement.

(b)           If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.  Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs or expenses paid or incurred by Indemnitee up to the date of said notice.

(c)           Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

(d)           If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of Citibank) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(e)           A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

8.3           Remediation Procedures and Standards.

(a)           Buyer shall promptly provide Seller with written notice of any Direct Claim or Third Party Claim for indemnification relating to any Remediation of Hazardous Substances that have been Released into the environment at, under or migrating from the Purchased Assets prior to the Closing Date or the Gasification Real Property on or prior to January 13, 2005.  Seller shall retain the right to take the lead with respect to any such Remediation as to which it is responsible, in whole or in part, pursuant to the terms of this Agreement, subject to the limitations set forth in this Section 8.3.

(b)           Any Remediation of the Acquired Real Property that is subject to indemnification by Seller shall be conducted to meet the Applicable Remedial Action Standard.

(c)           To the extent necessary to implement a Remediation meeting the Applicable Remedial Action Standard, institutional or engineering controls may be utilized where the use of such controls would not significantly interfere with the use of the Acquired Real Property for the purpose for which it is intended to be used as of the date hereof.  To the extent that engineering or institutional controls at the Acquired Real Property satisfying the requirements of this Agreement are used in connection with a Remediation, Seller shall be responsible for any operation and maintenance costs associated with such controls.  If the use of such institutional and/or engineering controls meets the conditions of this section, but Buyer refuses to accept such institutional and/or engineering controls, Buyer shall be responsible for and shall reimburse Seller for any and all additional costs and expenses incurred in undertaking the Remediation as a result of such refusal.

(d)           Seller shall not be responsible for those costs in connection with a Remediation with respect to the Purchased Assets or the Gasification Real Property pursuant to this Agreement to the extent that such costs are caused by an Assumed Liability as set forth in Section 2.3.  Seller shall also not be responsible for any consequential damages, including costs incurred as a result of disruption of the business operations with respect to the Purchased Assets or the Gasification Real Property, as a result of a requirement to undertake a Remediation subject to indemnification pursuant to this Agreement.

(e)           With respect to any Release of Hazardous Substances from the Purchased Assets or the Gasification Real Property that (i) is an Assumed Liability and (ii) impacts real property owned by Seller after the Closing Date, Seller shall promptly provide Buyer with written notice of the Direct Claim or Third Party Claim for indemnification relating to the Remediation of Hazardous Substances and Seller shall retain the right to control the Remediation of said Release.  Buyer shall indemnify and reimburse Seller with respect to all reasonable costs and expenses associated with said

Remediation.  If (x) a Remediation meeting the Applicable Remedial Action Standard can be met using institutional or engineering controls and (y) the use of such controls will not impose significant operation and maintenance costs on Seller, then Buyer’s obligation to indemnify and reimburse Seller with respect to such Remediation will be limited to the cost of a Remediation utilizing said institutional and engineering controls.  Seller may undertake a more expensive Remediation with respect to such Release, but shall be responsible for the additional costs and expenses associated with such Remediation. Buyer shall also not be responsible for any consequential damages, including costs incurred as a result of disruption of the business operations with respect to any real property owned by Seller, as a result of a requirement to undertake a Remediation subject to indemnification pursuant to this Agreement.

(f)            With respect to a Remediation undertaken by Seller pursuant to a notice provided as set forth in Section 8.3(a):

(i)  Seller shall provide to Buyer for review and comment drafts of any proposed work plans, reports or other submissions for any significant activity (including investigation and remediation activities) that Seller intends to deliver or submit to the appropriate Governmental Authority prior to said submission.  Buyer shall have fifteen (15) days to provide comments to Seller regarding any such draft submissions, unless such review period is not reasonably possible within the schedule or due date established by the Governmental Authority, in which case Seller shall endeavor to provide Buyer as much time as reasonably possible under the schedule for their review.  Such review and comments shall be at Buyer’s own expense and shall not be subject to indemnification hereunder.  Seller shall give good faith consideration to Buyer’s comments regarding such draft submissions.

(ii) To the extent that Buyer notifies Seller, in writing, that: (A) any planned activity will have a significant or material impact on Buyer’s operation of the Purchased Assets or Gasification Real Property; (B) Buyer proposes a technically feasible alternative approach to such activity that will meet the requirements of the relevant Governmental Authority and applicable Environmental Law with respect to the Remediation; and (C) such alternative approach will not be reasonably likely to result in a significant or material increase in the cost of the specific activity at issue or the overall Remediation, then Seller shall implement Buyer’s proposed alternative.  To the extent that conditions (A) and (B) have been satisfied, but condition (C) has not been satisfied, Buyer and Seller shall negotiate (each to bear their own costs and expense) in good faith to develop an alternative that addresses the concerns of Buyer and Seller with respect to the Remediation.

(iii)                  Seller shall promptly provide copies to Buyer of all written notices, final submissions, final work plans and final reports related to such Remediation.

(iv)                 Buyer may, at its own expense (which expense shall not be subject to indemnification hereunder), hire its own consultants, attorneys or other professionals to monitor the Remediation, including any field work undertaken by Seller, and Seller shall provide Buyer with the results of all such field work.

8.4           Corrective Action Procedures and Standards.

(a)           With respect to any claims for indemnification by Buyer related to violations of applicable Environmental Law, other than matters that involve a Remediation with respect to the Release of Hazardous Substances at or from the Purchased Assets or the Gasification Real Property, Seller shall have the right, subject to the approval of Buyer, such approval not be unreasonably withheld, conditioned or delayed, and consistent with applicable Environmental Law, to determine and implement commercially reasonable actions to correct any failures to comply with applicable Environmental Law in effect as of the Closing Date.  Seller  shall consult with Buyer in all material respects in connection with undertaking said corrective actions; shall provide Buyer with copies of all material correspondence submitted to and received by any Governmental Authorities with respect to such matters; and shall provide Buyer with a reasonable opportunity to comment on any material submissions to Governmental Authorities with respect to such matters, including corrective action proposals.

(b)           Without limiting the foregoing, Seller shall not be obligated to indemnify Buyer for the capital costs incurred in connection with the implementation of a corrective action that are in excess of the minimum amount required to achieve compliance with applicable Environmental Law in effect as of the Closing Date, provided that the corrective action for purposes of this Section 8.4 shall be sufficient to allow Buyer to operate Unit 1 in a manner that is consistent with its intended use, as of the date hereof.  Seller shall in no event be responsible for any operating costs related to compliance with applicable Environmental Law after the Closing Date.  To the extent that Buyer desires that a corrective action be implemented that goes beyond the standard set forth above, including implementing a corrective action that allows for an expansion in operations or that is required to achieve compliance with Environmental Law that does not become applicable until after the Closing Date, Seller shall not be obligated to implement such corrective action and shall not be responsible for any additional or excess costs associated with such corrective action.

(c)           For the avoidance of doubt, corrective actions contemplated by this Section 8.4 shall not include any Remediation related to Releases of Hazardous Substances.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement and the transactions contemplated hereby may be terminated and such transactions abandoned at any time prior to the Closing Date under any of the following circumstances:

(a)           by mutual written consent of Seller and Buyer.

(b)           by Seller or Buyer if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable; (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority that, directly or indirectly, prohibits the consummation of the Closing; or (iii) the Closing contemplated hereby shall have not occurred on or before December 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(c)           by Buyer if any of the Buyer’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) and such denial was not caused by a breach of this Agreement by Buyer.

(d)           by Seller if any of the Seller’s Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) and such denial was not caused by a breach of this Agreement by Seller.

(e)           by Buyer if (i) there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that would cause a failure to satisfy any condition to the obligations of Buyer to effect the Closing and (ii) such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Seller of written notice specifying in reasonable detail such violation or breach, and such violation or breach has not been waived by Buyer.

(f)            by Seller, if (i) there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that would cause a failure to satisfy any condition to the obligations of Seller to effect the Closing and (ii) such violation or breach is not cured by the earlier of the Closing Date or the date thirty (30) days after receipt by Buyer of written notice specifying in reasonable detail such violation or breach, and such violation or breach has not been waived by Seller.

(g)           by Seller or Buyer in accordance with the provisions of Section 6.11.

9.2           Procedure and Effect of Termination; Termination Fee. In the event any Party determines to terminate this Agreement under any of the applicable circumstances specified in Section 9.1 (other than Section 9.1(a)), written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon, upon the effectiveness of such notice, if this Agreement is terminated pursuant to any of Sections 9.1(a) through 9.1(d) and 9.1(g), (i) subject to Section 9.2(b), this Agreement shall be of no further force or effect and (ii) subject to Sections 9.2(b) and 9.2(c), neither Party shall have any Liability or obligation to the other by reason of this Agreement or the transactions contemplated hereby.

(b)           Notwithstanding any other provision of this Agreement, Sections 6.2(b), 6.4, 6.7, 9.2, 10.1, 10.2, 10.4 through 10.6, 10.8, 10.10 and 10.13 shall survive such termination in accordance with their terms.

(c)           If this Agreement is terminated pursuant to Sections 9.1(e) or 9.1(f), the non-terminating Party shall, within three (3) Business Days of receipt of a written demand from the terminating Party, pay as liquidated damages to the terminating Party $5,000,000 (the “Termination Fee”) by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by the Parties.  Seller and Buyer acknowledge and agree that (i) the Termination Fee is an integral part of the transactions contemplated by this Agreement and that without it, they would not enter into this Agreement, (ii) actual damages to a Party in the event that the Agreement is terminated pursuant to Sections 9.1(e) or 9.1(f) are difficult to determine, and that the Termination Fee represents a fair and reasonable estimate of such damages, and (iii) if this Agreement is terminated pursuant to Sections 9.1(e) or 9.1(f), the Termination Fee shall be the exclusive remedy for the non-terminating Party and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement except in the case of fraud or willful misconduct.  In the event of a termination by Seller pursuant to Section 9.1(f), Buyer shall be entitled to apply as a credit against the Termination Fee up to $5,000,000 of any Closing Credit to which Buyer is entitled.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1         Amendments, etc.  Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

10.2         Waivers.    Except as otherwise specifically provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3         Survival.

(a)           Subject to the provisions of Section 9.2 and except as set forth in Section 10.3(b), each and every representation and warranty of Seller and Buyer contained in this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date.  The covenants in this Agreement that relate to periods on or after the Closing shall survive the Closing in accordance with their respective terms.

(b)           The representations and warranties and disclaimers contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.11, 4.14, 5.1, 5.2 and 5.3 shall survive the Closing for two (2) years from the Closing Date.

10.4         Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(a)           If to Seller, to:

                Duke Energy Indiana, Inc.

                1000 East Main Street

                Plainfield, IN  46168

                Attention:  President

                Facsimile:  (317) 838-2111

                with a copy to:

                Duke Energy Corporation

                5265 Church Street

                EC03T

                Charlotte, NC 28201-1244

                Attention: General Counsel, Franchised Electric and Gas

                Facsimile:  (704) 382-5690

(b)           if to Buyer, to:

                Wabash Valley Power Association

                722 N. High School Road

                Indianapolis, IN 46214

                Attention:  Rick Coons, President & CEO

                Facsimile:  (317) 243-6416

                with a copy to:

                Wabash Valley Power Association, Inc.

                722 N. High School Road

                Indianapolis, IN 46214

                Attention:  Contract Administrator

                Facsimile:  (317) 243-6416

10.5         Assignment; No Third Party Beneficiaries.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.

10.6         GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF INDIANA (WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES) AS TO ALL MATTERS, INCLUDING BUT NOT LIMITED TO MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.  THE PARTIES AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR THE STATE OF INDIANA WHICH COURTS SHALL HAVE EXCLUSIVE

JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTIONS OR PROCEEDINGS.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8         Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

10.9         Disclosure.  Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information disclosed in the Schedules shall constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information shall be deemed to qualify the entire Agreement and not just such section.

10.10       Entire Agreement.  This Agreement, the Exhibits (including the Transaction Agreements) and Schedules contain or will contain the entire agreement between the Parties with respect to the transactions contemplated herein and therein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings (except for the Confidentiality Agreement) including all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (a) Buyer or its Representatives to Seller or any of its Representatives or (b) Seller or its Representatives to Buyer or any of its Representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to (x) constitute a representation, warranty or an agreement of the Seller or (y) be part of this Agreement.

10.11       Acknowledgment; Independent Due Diligence.  Buyer acknowledges that: (a) Buyer, either alone or together with any individuals or entities Buyer has retained to advise it with respect to the transactions contemplated hereby, has knowledge and experience in transactions of this type and in the business of Seller and is therefore capable of evaluating the risks and merits of acquiring the Purchased Assets and the Gasification Real Property; (b) it has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any representative or agent thereof (except as specifically set forth herein), in determining to enter into this Agreement; (c) neither Seller nor any representative or agent thereof has given any investment, legal or other advice or rendered any opinion as to whether the purchase and/or acquisition of the Purchased Assets and the Gasification Real Property is prudent, and Buyer is not relying on any representation or warranty by Seller or any representative or agent thereof except as set forth in this Agreement; (d) Buyer has conducted extensive due diligence, including a review of the documents provided by or on behalf of Seller; and (e) Seller has made available to Buyer all documents, records and books pertaining to the Purchased Assets and the Gasification Real Property that Buyer and Buyer’s Representatives have requested, and Buyer and its Representatives have had the opportunity to visit Unit 1 and ask questions and receive answers concerning the Purchased Assets and the Gasification Real Property and Unit 1 and the terms and conditions of this Agreement.  All such questions have been answered to Buyer’s full and complete satisfaction.

10.12       Bulk Sales Laws.  Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

10.13       Dispute Resolution.

(a)       If a dispute arises between the Parties relating to this Agreement other than with respect to Section 6.8, the Parties agree to use the following alternative dispute resolution (“ADR”) procedure prior to either Party pursuing other available remedies:

(i)  A meeting shall be held promptly between the Parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

(ii)    If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the Parties (the “Neutral”) to act as a mediator.  If the Parties are unable to agree on the Neutral within twenty (20) days, they shall seek assistance in such regard from the CPR Institute for Dispute Resolution, Inc. (“CPR”). The fees of the Neutral and all other common fees and expenses shall be shared equally by the Parties.

(iii)  The mediation may proceed in accordance with CPR’s Model Procedure for Mediation of Business Disputes, or the Parties may mutually establish their own procedure.

(iv)  The Parties shall pursue mediation in good faith and in a timely manner.  In the event the mediation does not result in resolution of the dispute within sixty (60) days, then, upon seven (7) days’ written notice to the other Party either Party may suggest another form of ADR, e.g., arbitration, a mini-trial or a summary jury trial, or may pursue other available remedies.

(b)       All ADR proceedings shall be strictly confidential and used solely for the purposes of settlement.  Any materials prepared by one Party for the ADR proceedings shall not be used as evidence by the other Party in any subsequent litigation; provided, however, the underlying facts supporting such materials may be subject to discovery.

(c)       Each Party fully understands its specific obligations under the ADR provisions of the Contract.  Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceedings.

[Signature page follows]

                IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                SELLER:

                DUKE ENERGY INDIANA, INC.

                By: ____________________________________

                Name:     _______________________

                Title:       _______________________

                BUYER:

                WABASH VALLEY POWER ASSOCIATION, INC.

                By: _____________________________________

                Name:     _______________________

                Title:       _______________________